Exhibit 10.14

PURCHASE AND SALE AGREEMENT

DATED AS OF JUNE 6, 2006

BY AND BETWEEN

CASTEX ENERGY, INC.,

CASTEX ENERGY 1995, L.P.,

BROWNING OIL COMPANY, INC.,

FLARE RESOURCES INC.,

J&S OIL AND GAS, LLC,

KITTY HAWK ENERGY, L.L.C. and

RABBIT ISLAND, L.P.

AS SELLERS,

AND

ENERGY XXI GULF COAST, INC.,

AS BUYER

ARTICLE I.	PURCHASE AND SALE	1

1.01	Purchase and Sale	1

1.02	Properties; Assets	1

1.03	Excluded Assets	3

ARTICLE II.	PURCHASE PRICE AND ADJUSTMENTS	4

2.01	Purchase Price; Deposit	4

2.02	Allocated Values; Scheduled Properties	5

2.03	Adjustments to Purchase Price	5

2.04	Gas Imbalances	7

2.05	Preliminary Settlement Statement	7

2.06	Post-Closing Adjustments	7

ARTICLE III.	REPRESENTATIONS AND WARRANTIES	8

3.01	Representations and Warranties of Buyer	8

3.02	Representations and Warranties of each Seller	11

3.03	Disclaimers and Waivers of Representations and Warranties	14

ARTICLE IV.	Pre-Closing Obligations	16

4.01	Pre-Closing Obligations of each Seller	16

4.02	Pre-Closing Obligations of Buyer	19

ARTICLE V.	TITLE AND DEFECT MATTERS	20

5.01	Permitted Encumbrances	20

5.02	Review of Records	22

5.03	Defects	22

5.04	Upward Adjustments	26

5.05	Preferential Rights	27

5.06	Consents to Assignment	27

5.07	Casualty Loss	27

5.08	Special Provisions	28

ARTICLE VI.	Termination	29

6.01	Right of Termination	29

6.02	Effect of Termination	30

ARTICLE VII.	CLOSING	31

7.01	Date and Place of the Closing	31

7.02	Sellers’ Conditions	31

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7.03	Buyer’s Conditions	32

7.04	Closing Obligations	32

ARTICLE VIII.	POST-CLOSING RIGHTS AND OBLIGATIONS	34

8.01	Records	34

8.02	Recordation and Filings	35

8.03	Further Assurances	35

8.04	Confidentiality Agreement	35

8.05	Transfer of Operatorship and of Properties	36

8.06	Revenues	36

8.07	Offset	36

8.08	Tax Matters	37

8.09	Suspense Accounts	37

8.10	Sellers’ Retention of Liabilities and Indemnification	38

8.11	Buyer’s Assumption of Liabilities and Indemnification	38

8.12	Procedures for Claims	40

8.13	Limitation of Liability	42

8.14	Survival of Representations, Warranties and Obligations	42

ARTICLE IX.	MISCELLANEOUS	42

9.01	Notices	42

9.02	Entire Agreement	43

9.03	Table of Contents/Headings	43

9.04	Exhibits	43

9.05	Governing Law	44

9.06	No Partnership Created	44

9.07	Severance of Invalid Provisions	44

9.08	Conspicuousness of Provisions	44

9.09	No Construction against the Drafter	44

9.10	Amendments	45

9.11	Waiver	45

9.12	Announcements	45

9.13	Parties in Interest	45

9.14	Waiver of Consumer Rights	46

9.15	Expenses of Sale	46

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9.16	Counterparts	46

ARTICLE X.	DEFINITIONS	46

10.01	Use of terms	46

10.02	Definitions	47

SCHEDULE OF EXHIBITS

[End of Table of Contents]

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of the 6th day of June 2006 (the “Execution Date”), is made by and between those persons and entities listed on Exhibit V (collectively, “Sellers”; and each individually, a “Seller”) on the one hand and Energy XXI Gulf Coast, Inc. (“Buyer”), a Delaware corporation with an address of 1021 Main, Suite 2626, Houston, Texas 77002, on the other hand.

WHEREAS Sellers collectively own or hold the Properties (as defined below) in various fields as specified in Exhibit Z (the “Fields”) and desire to sell, assign and convey to Buyer and Buyer desires to purchase and accept the Properties, all subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual benefits set forth below and other good and valuable cause and consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I. PURCHASE AND SALE

1.01	Purchase and Sale.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, pay for and accept from each Seller, and each Seller agree to sell, assign and convey to Buyer, the Properties (as defined below) of such Seller effective as of June 1, 2006, at 7:00 a.m., Central Time Zone (the “Effective Time”).

1.02	Properties; Assets.

The term “Property” means any portion (and the term “Properties” means any or all portions) of the Applicable Percentage (as defined on Exhibit U) in and to the Assets (as defined below); with respect to each Seller, the term “Property” means any portion (and the term “Properties” means any or all portions) of the Applicable Percentage of such Seller in and to the Assets. The term “Assets” means the following described assets (LESS AND EXCEPT the Excluded Assets):

(a) those oil and gas leases and other instruments described on Exhibit A and all right, title and interest therein and in the property covered thereby or subject thereto (including without limitation fee, mineral leasehold, working, operating, overriding royalty, net revenue, net profit, production payment, carried, backin, farmout, farmin or reversionary interests) (collectively, the “Property Instruments”).

(b) those surface, subsurface, surface or subsurface leasehold, servitude, right-of-way and other interests described on Exhibit B (collectively, the “ROWs”);

(c) all units, pools and communitization areas (including without limitation all voluntary units formed by unitization, pooling, communitization or spacing designations, declarations or agreements and all compulsory units formed by the Louisiana Commissioner of

Conservation or other Governmental Authority) insofar as they relate to any or all portions of the lands covered by the Property Instruments or any lands pooled or unitized therewith at or before the Effective Time (collectively, the “Units”);

(d) the following wells (whether producing, plugged and abandoned, temporarily abandoned, shut-in, injection, disposal, water supply or otherwise) (collectively, the “Wells”): (1) all wells listed on Exhibit C; and (2) all other wells situated on any portion of the lands or waterbottoms covered by a Property Instrument, ROW or Unit (the “Lands”);

(e) the following items (collectively, the “Equipment”): (1) all movable or personal property described on Exhibit D; and (2) whether or not described on Exhibit D, all improvements, fixtures, platforms, caissons, facilities, gathering lines and facilities, flow lines, injection lines, pipelines, processing, treating and separating systems and equipment, gas plants, tanks, pits, boilers, buildings, machinery, equipment (surface and downhole), inventory, utility lines, power lines, telephone lines, canals, dikes, spoil banks, roads, docks and other appurtenances and other movable or personal property to the extent the same are or were situated on, across, under, over or within any Lands or Wells at or before the Effective Time and currently or formerly used or available for use in connection with the ownership, operation or maintenance thereof or the production and marketing of Hydrocarbons therefrom;

(f)(1) all Hydrocarbons (and other substances) produced at or after the Effective Time from or allocated to any Lands or Wells and (2) all Hydrocarbons (and other substances) produced from or allocated to any Lands or Wells and present or stored in any of the Equipment as of the Effective Time regardless of when produced;

(g) the following to the extent and only to the extent they relate to any of the assets described in clauses (a) through (f) above (collectively, the “Contracts”): (1) all agreements, instruments and other matters identified or described in Exhibit E; (2) all agreements, instruments and contract rights (including without limitation all Hydrocarbon purchase and sales agreements, gathering, compression, transportation or processing agreements, balancing agreements, joint venture agreements, easements, rights-of-way, servitudes, road, canal, surface or subsurface use agreements, permits, licenses, franchises, options, mineral, surface or subsurface leases, farmout or farmin contracts, dry hole or bottom hole agreements, area of mutual interest agreements, acreage contribution agreements, operating, exploration or participation agreements, division orders, equipment leases, salt water or waste disposal agreements, servicing agreements and unitization, pooling, communitization or spacing designations, declarations, agreements and orders); and (3) all agreements and instruments referenced in any Property Instrument or in any agreement or instrument under item (1) or (2) above of this clause (g);

(h) the seismic data, as provided in Exhibit G;

(i) all warranties, to the extent assignable, from Third Persons to a Seller regarding the assets described in clauses (a) through (h) above; and

(j) all books, records, maps, files, data and information (including without limitation all lease files, title files, title opinions, curative reports and information, abstracts,

division order files, unitization files, contract files, surveys, data sheets, land and mineral owner correspondence, joint operating agreement files, environmental and regulatory files, operational files and engineering, well, production, geological, paleontological, geochemical and technical files, analyses and records and all other files, analyses and records of a similar nature) that relate to the assets described in clauses (a) through (i) above but do not relate to or constitute Excluded Assets (collectively, the “Records”).

1.03	Excluded Assets.

The following assets (collectively, the “Excluded Assets”) are excluded from the Assets and Properties and are expressly reserved unto Sellers:

(a) those items described on Exhibit H;

(b) any and all well logs, geophysical and geological maps and other engineering, production, geological, geochemical and geophysical data that a Seller does not have the unrestricted right to transfer and sell to Buyer;

(c) any and all seismic data, licenses and agreements, other than as referenced on Exhibit G;

(d) any and all vehicles, trucks (including associated tools), boats, vessels and trailers, other than as described on Exhibit D;

(e) any and all tools, pulling machines, warehouse stocks, microwave equipment, computer equipment and remote terminal units;

(f) any and all intellectual property of a Seller, including without limitation proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

(g) any and all bonds, letters of credit, certificates of deposit and similar security instruments described on Exhibit S or otherwise filed with or delivered or payable to any Governmental Authority or other Third Person by or on behalf of a Seller or any of its Related Persons;

(h) each Property deemed under Section 5.03(d)(3), 5.03(d)(4), 5.03(e)(1), 5.04(a) or 5.05(a) to constitute an “Excluded Asset”;

(i) any and all agreements solely between or among any or all of Sellers related to the sale of any or all of the Properties;

(j) the claims and matters listed on Exhibit I (including without limitation any rights to indemnification, protection and defense pursuant to any Contracts, insofar but only insofar as such rights to indemnification, protection and defense relate to any claim or matter listed on Exhibit I);

(k) any and all accounts receivable, notes receivable, other receivables, amounts due, benefits, insurance or settlement proceeds, awards, credits, refunds, income, loss carry forwards, funds, revenue (including without limitation deposits, cash, checks or drafts in process of collection and cash equivalents), rights and Losses in favor of a Seller (including without limitation from damage, destruction or condemnation of any Asset, from other acts, omissions or events, under any policy or agreement of insurance or indemnity, under any bond, from reductions or adjustments in insurance premiums, from audits under operating agreements, from the payment of cash calls in excess of the amount spent to perform the operations relating thereto, from the payment of joint interest billings in excess of the amount properly chargeable to the account under applicable agreements, with respect to Taxes or under any Contract) arising out of or with respect to (1) any period before the Effective Time or (2) any asset described in any of clauses (a) through (j) above;

(1) the following books, records, maps, files, data and information: (1) information protected by the attorney-client, work-product or other legal privilege or immunity (other than title opinions and other materials pertaining to title defects relating to the Assets); (2) legal files (other than contract and title files); (3) information that a Seller is prohibited by Law or agreement from disclosing or delivering to Buyer; (4) personnel information; (5) corporate, financial or Tax records; (6) reports or reviews of any auditor of a Seller with respect to such Seller or any Assets; (7) reserve evaluation information; (8) any past, present or future offers, bids or economic analyses associated with the sale of the Assets; and (9) any of the items described in clauses (a) through (k) above; and

(m) the suspense accounts that have a negative balance reflecting an account payment owing to a Seller by another Person by reason of an overpayment of mineral or other proceeds from or attributable to any or all portions of the Property Instruments, ROWs, Lands, Wells, Units or Contracts.

ARTICLE II. PURCHASE PRICE AND ADJUSTMENTS

2.01	Purchase Price; Deposit.

(a) The purchase price for the Properties shall be Three Hundred Thirty Million United States Dollars ($330,000,000.00) (the “Purchase Price”), which shall be subject to adjustment as set forth in Section 2.03.

(b) Upon executing this Agreement, Buyer shall pay, to Castex Inc. for benefit of Sellers, by wire transfer in immediately available funds, in accordance with the written wire transfer instructions of Castex Inc., the sum of Ten Million United States Dollars ($10,000,000.00) (the “Deposit”). The Deposit shall be deposited by Castex Inc. in an interest bearing account at a bank selected by it.

(c) In the event that the Hydrocarbons production allocable to Buyer’s working interests in the Properties from the Rabbit Island Field exceeds 34 billion cubic feet equivalent (Bcfe) (on a basis of 6000 cubic feet of natural gas to one barrel of oil) by December 2008, then beginning with production in January 2009, there shall be reserved and paid to the applicable Seller(s) (Rabbit Castex Inc. and/or Castex 1995) the equivalent often percent (10%) of the net production of Buyer (and its successors and assigns) from the Rabbit Island Field at the then posted price for oil and “Inside FERC” index price for natural gas, adjusted for marketing, transportation and related costs, until such time as such Seller(s) have received the equivalent of three (3) Bcfe of net production. This production payment shall be reserved from the Assignment(s) relating to the Rabbit Island Field. Before Closing, the Parties shall agree on the exact form of language to be included in such Assignment(s) to reflect that this reserved interest in this production payment.

2.02	Allocated Values; Scheduled Properties.

For purposes of this Agreement, including any adjustments to the Purchase Price as herein provided and notices to holders of Preferential Rights, the Purchase Price shall be allocated among the Scheduled Properties as set forth in Exhibit J (the “Allocated Value”). The Allocated Value for any Property not listed on Exhibit J is $0.00. The term “Scheduled Property” means a Property specifically identified on Exhibit J as having an Allocated Value greater than $0.00.

2.03	Adjustments to Purchase Price.

The Purchase Price shall be adjusted as follows and the resulting amount shall be called the “Adjusted Purchase Price.” Nonetheless, even if any single item of income or expense can be categorized under more than one of the following categories, such item shall be counted only once for purposes of making adjustments to the Purchase Price.

(a) The Purchase Price shall be adjusted upward (increased) without duplication by the following:

(1) the amount of (i) gross proceeds received by Buyer, or offset by Third Persons against amounts owed by Buyer, from the sale of Hydrocarbons produced before the Effective Time from or attributable to the Properties and (ii) any other income, revenues, credits, refunds, deposits, accounts receivable and proceeds that are paid to or received by Buyer, or offset by Third Persons against amounts owed by Buyer, with respect to the Properties and are, in accordance with GAAP, attributable to the period of time before the Effective Time;

(2) all costs, expenses, expenditures, payments and payables (including without limitation capital expenditures, royalties, rentals, Taxes, deposits, billings under an operating agreement, prepaid insurance premiums (provided that the Purchase Price shall not be adjusted upward for any insurance premium allocable to any period after the Closing as to which Buyer is not an insured on such insurance, utility charges, processing, gathering or transportation charges) and Losses that are based on, related to or arising out of (in whole or in part) the ownership, operation or use of any Property and are, in accordance with GAAP, attributable to the period of time at or after the Effective Time, to the extent they are paid by or on behalf of a Seller, or offset by Third Parties against amounts owed to a Seller;

(3) the value of all Hydrocarbons in storage (or otherwise present in any Equipment as line fill or otherwise) as of the Effective Time that is credited to the Properties, such value to be the actual price received for such Hydrocarbons upon the first sale thereof or, absent a sale, then such value to be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time and upon the quantity as gauged or measured by the operator of the affected Properties, in each case net of royalties and severance Taxes not yet paid thereon;

(4) the amount, if any, for any underproduced gas position of Sellers as determined pursuant to Section 2.04(b);

(5) an amount equal to the sum of all Upward Adjustments under Sections 5.04;

(6) all Taxes for which Buyer is responsible under Section 8.08 to the extent they are paid by or on behalf of a Seller; and

(7) any other amounts agreed upon by Sellers and Buyer.

(b) The Purchase Price shall be adjusted downward (decreased) without duplication by the following:

(1) the amount of (i) gross proceeds received by a Seller, or offset by Third Persons against amounts owed by a Seller, from the sale of Hydrocarbons produced after the Effective Time from or attributable to the Properties and (ii) any other income and proceeds actually received by a Seller, or offset by Third Persons against amounts owed by such Seller, that are, in accordance with GAAP, attributable to the period of time after the Effective Time with respect to the Properties;

(2) all costs, expenses, expenditures, payments and payables (including without limitation capital expenditures, royalties, rentals, Taxes, deposits, billings under an operating agreement, prepaid insurance premiums, utility charges, processing, gathering or transportation charges) and Losses that are based on, related to or arising out of (in whole or in part) the ownership, operation or use of any Property and are, in accordance with GAAP, attributable to the period of time before the Effective Time, to the extent they are paid by Buyer (or offset by Third Parties against amounts owed to Buyer) before Sellers submit the Final Settlement Statement under Section 2.06;

(3) the amount, if any, for any overproduced gas position of Sellers as determined pursuant to Section 2.04(a);

(4) the Defect Deduction under Section 5.03(d)(4) or Section 5.09;

(5) the Allocated Value of any Properties deemed “Excluded Assets” under Section 5.03(d)(3), 5.03(d)(4) or 5.03(e)(1);

(6) the Allocated Value of any Properties deemed “Excluded Assets” under Section 5.05(a);

(7) all sums paid to and retained by Sellers for all Casualty Losses under Section 5.09(b); and

(8) any other amounts agreed upon by Sellers and Buyer.

2.04	Gas Imbalances.

To the extent Buyer or Sellers have access to information on the quantity of any gas imbalance of a Seller with respect to the Properties, Lands, Wells and Units as of the Effective Time, Buyer and such Seller shall use commercially reasonable efforts to attempt to agree not later than five (5) days before the Closing on the total quantity (measured in MMBtu’s) of such gas imbalance. To the extent Buyer and such Seller so agree, they shall account for such quantity, and credit or pay (as the case may be) as follows for such quantity, at the Closing. If Buyer and such Seller disagree, the balancing statement of the operator for the applicable Property, Land, Well or Unit as of the Effective Time shall be used for purposes of determining the total quantity of any gas imbalance.

(a) If any quantity of gas is determined to be due and owing by a Seller to one or more underproduced Persons as of the Effective Time, such Seller shall pay to Buyer (or credit Buyer for) an amount equal to the product of Five Dollars per million British thermal units ($5.00/MMBtu) (the “Imbalance Price”) times such quantity (measured in MMBtu’s) in order to reflect the estimated value (net of all royalties and Taxes) and liability of such overproduction as of the Effective Time.

(b) If any quantity of gas is determined to be due and owing to a Seller by one or more overproduced Persons as of the Effective Time, Buyer shall pay to such Seller an amount equal to the product of the Imbalance Price times such quantity (in MMBtu’s) in order to reflect the estimated value (net of all royalties and Taxes) and liability of such underproduction as of the Effective Time.

The Parties acknowledge and agree that the Imbalance Price reflects their estimated value (net of royalties and Taxes) of any underproduced or overproduced gas position of a Seller in connection with any Property as of the Effective Time.

2.05	Preliminary Settlement Statement.

At least five Business Days before the Closing and using the best information then available, Sellers shall prepare and deliver to Buyer a settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Purchase Price adjusted as of the Closing as provided in Section 2.03 (the “Closing Amount”) and each adjustment to the Purchase Price and the calculation of such adjustments used to determine the Closing Amount. Within three Business Days after its receipt of the Preliminary Settlement Statement, Buyer shall submit to Sellers in writing any objections or proposed changes thereto; Buyer shall be deemed to have agreed with all adjustments, other than as set forth in a timely submission. Sellers and Buyer shall attempt to resolve any differences before the Closing; the final Preliminary Settlement Statement shall consist only of those adjustments agreed to (or deemed agreed to) at or before the Closing. All other adjustments to the Purchase Price not determined as of Closing shall be taken into account as provided in Section 2.06.

2.06	Post-Closing Adjustments.

(a) On or before the next Business Day following the two-hundred tenth (210th) day after the Closing, Sellers shall prepare and deliver to Buyer, in accordance with this

Agreement and GAAP, a statement (herein called the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price that was not included in the Preliminary Settlement Statement and showing the calculation of such adjustment. At Buyer’s request, Sellers shall supply reasonable documentation to support any credit, charge, receipt or other item. Within thirty (30) days of receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing (1) any changes that Buyer proposes be made to the Final Settlement Statement and (2) supporting documentation for such changes; if Buyer does not timely deliver such report, Buyer shall be deemed to have agreed with the Final Settlement Statement. The Parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment(s) no later than thirty (30) days after Buyer’s submission of its written report hereunder to Sellers.

(b) In the event the Parties cannot reach agreement within the period provided in Section 2.06(a), then any Party may refer the matter in dispute to any “Big 4” accounting firm (or to any other nationally-recognized, independent accounting firm mutually agreed by the Parties) for review and determination. The accounting firm shall conduct the proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA to the extent such rules do not conflict with the terms of this Section. The accounting firm’s determination shall be in writing and made within thirty (30) days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The accounting firm shall act as an arbitrator for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. Buyer shall bear one-half of the costs and expenses of the accounting firm, and the affected Seller(s) shall bear the other half.

(c) The date of final determination of the Adjusted Purchase Price (whether by agreement of the Parties under subsection (a) above or upon an arbitrator’s award pursuant to subsection (b) above) is referred to as the “Final Settlement Date”. Within two (2) Business Days after the Final Settlement Date, (i) if the Adjusted Purchase Price is less than the Closing Amount, the affected Seller(s) shall pay to Buyer in immediately available funds the amount of such difference or (ii) if the Adjusted Purchase Price is more than the Closing Amount, Buyer shall pay to Sellers in immediately available funds the amount of such difference.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers as of the Execution Date as follows:

(a) Buyer is duly formed as an entity, and is validly existing under the Laws of the applicable state, as set forth in the preamble to this Agreement and is properly registered or qualified with the Louisiana Secretary of State to carry on its business in the State of Louisiana.

(b) Buyer has all requisite power and authority to own and operate the Properties and to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer.

(d) This Agreement has been duly executed and delivered on behalf of Buyer, and all documents required to be executed by Buyer at the Closing will be duly executed and delivered by Buyer. This Agreement constitutes, and at the Closing such documents will constitute, a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the organizational and other governing documents of Buyer or any material provision of any agreement or instrument to which Buyer is a party or by which it or any of its property is bound and, to Buyer’s Knowledge, will not violate or be in conflict with any material provision of any Law applicable to Buyer.

(f) Buyer has incurred no liability, contingent or otherwise, for broker’s fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement (or any agreement or transaction contemplated hereby) for which any Seller shall have any responsibility.

(g) No bankruptcy, reorganization or arrangement proceedings have been filed by or served on Buyer, are being contemplated by Buyer or, to Buyer’s Knowledge, are pending or threatened against Buyer.

(h) Buyer has not received notice of any claims, demands, suits or proceedings that will or can reasonably be expected to hinder or impede materially the consummation of the transactions contemplated by this Agreement.

(i) Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to pay the Purchase Price and otherwise to fulfill its obligations hereunder.

(j) Buyer is a sophisticated, experienced and knowledgeable purchaser, owner and operator of oil and gas properties and related facilities (with sufficient financial resources, technical expertise and personnel), is knowledgeable of the usual and customary practices of prudent oil and gas operators, is able to evaluate (and has in fact evaluated) the Properties for purchase and the merits and economic and other risks of acquiring and owning the Properties and assuming the Assumed Obligations and Buyer’s other obligations under this Agreement and is not a “consumer” within the meaning of the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code art. 17.41 et seq., the Louisiana Unfair Trade Practices and Consumer Protection Law, La. R.S. 51:1401 et seq., or any comparable Law. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein Buyer (i) has satisfied itself, based upon the representations and warranties of Sellers set forth in this Agreement and its independent investigation, as to the physical and environmental condition of the Lands, Wells and Equipment and as to title to those Properties that are not Scheduled Properties, (ii) has relied on no representations or warranties of any Seller (other than as expressly set forth in this Agreement) and otherwise has relied solely on its own independent investigation, evaluation, appraisal and judgment of the Properties, (iii) has relied on no representations or warranties of any Related Person of any Seller which Related Person is not also a Seller, (iv) will satisfy itself before the Closing, based upon its independent investigation, as to title to the Scheduled Properties, (v) has, with its legal counsel and other advisers, carefully reviewed all of the provisions of this Agreement and (vi) fully understands the legal effects of this Agreement, including without limitation the meaning and effect of each provision of this Agreement. BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND THAT EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY (OTHER THAN THOSE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT), WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

(k) Buyer acknowledges that neither the solicitation of an offer for, nor the sale of, the Properties by any Seller has been registered under any securities Laws. Buyer intends to acquire the Properties for its own benefit and account and is not acquiring the Properties with the intent of distributing fractional undivided interests in any Property (or otherwise selling any Property) in a manner that would violate any federal or state securities Laws. If Buyer Transfers any Property or fractional undivided interests therein in the future, it will do so in compliance with all applicable Laws. At no time has Buyer been solicited by or through any public promotion in connection with this transaction. Buyer is an “accredited investor” (as defined in Regulation D of the federal Securities Act of 1933, as amended).

(l) Buyer has not entered into any financial, employment, contractor or agency arrangement, understanding, agreement or discussion with, or granted or promised any gift to, any director, officer or employee of any Seller.

(m) Buyer acknowledges that the Lands, Wells and Equipment may currently contain or may have in the past contained asbestos, salt water, NORM, naturally occurring waste or hazardous or toxic materials and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such materials.

(n) Buyer acknowledges that the rights and obligations associated with the operatorship of any Well, Unit or other Asset or any Property are governed by agreements listed on Exhibit E and applicable Laws and Governmental Authorities and that such operatorship following the Closing will be determined in accordance therewith.

3.02	Representations and Warranties of each Seller.

Each Seller represents and warrants to Buyer as of the Execution Date as follows:

(a) Such Seller is duly formed as an entity, and is validly existing and in good standing under the Laws of the applicable state, as set forth on Exhibit V. Such Seller is qualified to do business in, and in good standing under the laws of, the State of Louisiana.

(b) Such Seller has all requisite power and authority to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller.

(d) The Agreement has been duly executed and delivered on behalf of such Seller, and all documents required to be executed by such Seller at the Closing will be duly executed and delivered by such Seller. This Agreement constitutes, and at the Closing such documents will constitute, a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) The execution, delivery and performance of this Agreement, consummation of the transactions contemplated by this Agreement, and compliance with the terms hereof do not and will not violate, or be in conflict with, the organizational and other governing documents of such Seller or any material provision in any agreement or instrument to which such Seller is a party or by which it or any of its property is bound and does not and will not violate or be in conflict with any Law applicable to such Seller or the Properties.

(f) Such Seller has incurred no liability, contingent or otherwise, for broker’s fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement (or any agreement or transaction contemplated hereby) for which Buyer shall have any responsibility.

(g) No bankruptcy, reorganization or arrangement proceedings have been filed by or served on such Seller, are being contemplated by such Seller or, to such Seller’s Knowledge, are pending or threatened against such Seller.

(h) Such Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(i) Except as disclosed on Exhibit I.

(1) no pending suits or proceedings have been served on and against such Seller with respect to the Properties;

(2) to such Seller’s Knowledge, no claims, demands, suits or proceedings are pending or threatened against such Seller with respect to the Properties that if decided adversely to the interest of such Seller would individually or in the aggregate have a Material Adverse Effect;

(3) such Seller has not received notice of any claims, demands, suits or proceedings that will or can reasonably be expected to hinder or impede materially the consummation of the transactions contemplated by this Agreement.

(j) Except as disclosed on Exhibit K, such Seller has not received nor is such Seller obligated to receive any advance, take-or-pay or other similar payments under production sales contracts that entitle the purchasers thereunder to recoup or otherwise receive deliveries of Hydrocarbons produced from or attributable to the Properties at any time at or after the Effective Time without payment therefor.

(k) Except as disclosed on Exhibit K, (i) such Seller is not a party to any agreement for the sale and marketing of Hydrocarbons produced from or attributable to the Properties that is not freely terminable by such Seller in seventy (70) days or less and (ii) such Seller is not a party to any agreement containing a call on, or other right to purchase, Hydrocarbons produced from or attributable to the Properties, whether or not the same is currently being exercised.

(l) All Taxes owed by such Seller based upon or measured by the ownership of the Properties or the production from such Seller’s interest therein attributable to the period before the Effective Time and then due and owing have been paid, except to the extent their validity is being contested in good faith.

(m) To such Seller’s Knowledge, there are no wellhead gas imbalances as of the Effective Time with respect to such Seller’s interests in the Wells except as set forth on Exhibit L.

(n) Except for approvals by Governmental Authorities customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority is required to authorize, or is otherwise required by any Governmental Authority in connection with, the valid execution and delivery by such Seller of this Agreement, the Transfer of the Properties of such Seller to Buyer, or the performance by such Seller of its other obligations hereunder.

(o) Such Seller is not in breach under any Property Instrument or Contract to which it is a party which breach or breaches individually or in the aggregate would have a Material Adverse Effect. All material Contracts that are necessary to own and operate the Properties of such Seller in the manner that they are owned and operated on the Execution Date or which otherwise create any material obligations for such Seller that would be assumed by Buyer upon Closing are set forth on Exhibit A, Exhibit B, Exhibit E or Exhibit M. Each Property Instrument and Contract to which such Seller is a party is in full force and effect and to such Seller’s Knowledge no Third Party is in breach under any such Property Instrument or Contract which breach or breaches individually or in the aggregate would have a Material Adverse Effect.

(p) Except as set forth in Exhibit M. (1) such Seller has incurred no expenses, and has made no commitments to make expenditures for which Buyer would be obligated to make expenditures in excess of One Hundred Thousand Dollars ($100,000.00) in connection with the ownership or operation of any Property of such Seller after the Effective Date, other than routine expenses incurred in the normal operation of the Wells or Equipment; and (2) no proposals or authorities for expenditures by or to such Seller are currently outstanding (whether made by such Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating or unitization agreement, or to conduct any other operations other than normal operation of the Wells on the Properties of such Seller, or to abandon any Well on the Properties of such Seller.

(q) Except as set forth on Exhibit C, to such Seller’s Knowledge, (1) there are no wells located on the Properties of such Seller that (i) such Seller is obligated by law or contract to plug and abandon as of the Execution Date; (ii) Seller will be obligated by law or contract to plug or abandon with the lapse of time or notice or both because the well is not capable of producing in commercial quantities as of the Execution Date; or (iii) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties of such Seller; and (2) such Seller has not abandoned any well (or removed any material items of equipment, except those replaced by items of materially equal suitability) on the Properties of such Seller since the Effective Date.

(r) Except as set forth on Exhibit O, there are not mortgages, liens, pledges, privileges, security interests or other similar encumbrances affecting the interest of such Seller in the Properties.

(s) Except as set forth in Exhibit M, such Seller has not entered into, or to such Seller’s Knowledge is subject to, any agreements with or any consents, orders, decrees, judgments or other directives of Governmental Authorities in existence as of the Execution Date based on any Environmental Laws with respect to any Properties of such Seller (other than those generally required of any oil or gas operator, such as permits, notices and statewide or fieldwide orders).

(t) Except as set forth in Exhibit I, such Seller has not received written notice from any Person of, and to such Seller’s Knowledge no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning any Property of such Seller alleging either (i) a violation of Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law.

(u) Except as set forth in Exhibit I, there has been to such Seller’s Knowledge no Release on or from any Property of such Seller of any Hazardous Materials in any substantial amount or concentration that is reasonably likely to give rise to a remediation obligation of such Seller that individually or in the aggregate would have a Material Adverse Effect.

(v) To such Seller’s Knowledge, such Seller or an operator of the Properties of such Seller, holds those licenses, permits or other authorizations of Governmental Authorities necessary under Environmental Laws to carry on operations connected with the Properties of such Seller as conducted as of the Execution Date.

(w) Exhibit AA contains a description of the information that is being excluded from this Agreement pursuant to Sections 1.03(1)(1), (2) and (3).

3.03	Disclaimers and Waivers of Representations and Warranties.

BUYER REPRESENTS AND AGREES THAT ANY RECORD OR OTHER INFORMATION (WRITTEN, ORAL OR OTHERWISE) PREVIOUSLY, NOW OR HEREAFTER FURNISHED OR OTHERWISE MADE AVAILABLE TO OR FOR BUYER OR ANY OTHER PERSON BY ANY SELLER OR ANY OF ITS RELATED PERSONS IS PROVIDED AS A CONVENIENCE ONLY AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY AGAINST ANY SELLER OR ANY OF ITS RELATED PERSONS; THAT ANY RELIANCE ON OR USE OF SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW; THAT BUYER IS NOT RELYING ON ANY SELLER’S SKILL OR JUDGMENT IN SELECTING ANY PROPERTY (EVEN IF A SELLER MAY KNOW OR HAVE REASON TO KNOW OF BUYER’S PARTICULAR PURPOSE FOR BUYING ANY PROPERTY) OR ON ANY WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER BY ANY RELATED PERSON OF ANY SELLER WHICH RELATED PERSON IS NOT ALSO A SELLER; AND THAT, UPON THE CLOSING, BUYER SHALL ACCEPT THE PROPERTIES FROM SELLERS “AS IS”, “WHERE IS” AND WITH ALL FAULTS IN THEIR CONDITION AND STATE OF REPAIR AS OF THE CLOSING, WITHOUT RECOURSE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

(A)	BUYER REPRESENTS THAT IT IS RELYING SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLERS AND ITS OWN EXAMINATION AND INSPECTION OF THE PROPERTIES AND ASSETS FOR TITLE, ENVIRONMENTAL AND ALL OTHER PURPOSES AND IS BUYING THE PROPERTIES AT ITS SOLE RISK;

(B)	EACH SELLER NEGATES AND DISCLAIMS ANY AND ALL (AND BUYER REPRESENTS THAT IT IS NOT RELYING ON, AND THAT NEITHER ANY SELLER NOR ANY RELATED PERSON OF ANY SELLER HAS MADE, ANY) REPRESENTATIONS AND WARRANTIES (EXPRESS, STATUTORY, IMPLIED OR OTHERWISE), INCLUDING WITHOUT LIMITATION CONCERNING THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROPERTY, ASSET, SUSPENSE ACCOUNT OR ASSUMED OBLIGATION OTHER THAN THOSE SET FORTH IN THIS AGREEMENT;

(C)

EACH SELLER NEGATES AND DISCLAIMS ANY AND ALL LIABILITY AND RESPONSIBILITY FOR OR ASSOCIATED WITH AND ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING (AND BUYER ACKNOWLEDGES THAT IT IS NOT RELYING ON AND THAT NEITHER ANY SELLER NOR ANY RELATED PERSON OF ANY SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES CONCERNING) THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS OR OTHER INFORMATION PREVIOUSLY, NOW OR HEREAFTER FURNISHED OR OTHERWISE MADE AVAILABLE (ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR BY OR THROUGH ANY OTHER

MEDIUM OR MEANS) TO BUYER OR ANY OTHER PERSON EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT; AND

(D)	BUYER IRREVOCABLY WAIVES, AND RELEASES EACH SELLER AND ITS RELATED PERSONS FROM AND AGAINST, ALL LOSSES (WHETHER CURRENTLY ASSERTED OR UNASSERTED, ACCRUED OR UNACCRUED, KNOWN OR UNKNOWN OR FORESEEN OR UNFORESEEN AND WHETHER DIRECT, INDIRECT, CONTINGENT OR OTHERWISE) BASED ON, RELATED TO OR ARISING OUT OF (IN WHOLE OR IN PART IN ANY WAY) THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROPERTY, ASSET, SUSPENSE ACCOUNT OR ASSUMED OBLIGATION, WHETHER OR NOT ARISING AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND WHETHER OR NOT CAUSED OR CONTRIBUTED IN WHOLE OR IN PART BY THE NEGLIGENCE, FAULT OR STRICT LIABILITY (WHETHER ACTIVE, PASSIVE, SOLE, SIMPLE, CONCURRENT, CONTINGENT OR OTHERWISE) OF, OR BREACH OF CONTRACT OR VIOLATION OR LAW BY, ANY SELLER OR ANY OTHER PERSON AND WHETHER BASED ON, RELATED TO OR ARISING OUT OF (IN WHOLE OR IN PART IN ANY WAY) ANY THEORY OF LIABILITY OR FAULT WHETHER IN TORT, CONTRACT, QUASI-CONTRACT, STRICT LIABILITY, UNSEAWORTHINESS OF ANY VESSEL, MISREPRESENTATION, EQUITY, INDEMNITY, CONTRIBUTION, VIOLATION OR OPERATION OF ANY LAW OR ANY OTHER CAUSE WHATSOEVER.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THESE NEGATIONS AND DISCLAIMERS BY EACH SELLER AND THESE WAIVERS, RELEASES OF LOSSES AND REPRESENTATIONS BY BUYER RELATE WITHOUT LIMITATION TO THE FOLLOWING EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT:

(1)	TITLE, OWNERSHIP, PEACEFUL POSSESSION, EVICTION (UNDER LOUISIANA CIVIL CODE ARTICLE 2500 OR OTHERWISE) OR NON-DECLARED ENCUMBRANCES (UNDER LOUISIANA CIVIL CODE ARTICLE 2500 OR OTHERWISE), OTHER THAN AS SET FORTH IN THE SPECIAL LIMITED WARRANTY;

(2)	PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE EXISTENCE, QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF PROSPECTS OR HYDROCARBON RESERVES OR THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY LAND, UNIT OR WELL OR ANY OTHER PROPERTY;

(3)	THE COSTS, EXPENSES, LIABILITIES, STATUS, REVENUES, RECEIPTS OR ECONOMIC VALUE ASSOCIATED WITH; THE PAST, PRESENT OR FUTURE PRODUCTIVITY OR FINANCIAL VIABILITY OF; ANY CONTRACTUAL, PRICING, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH; THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS ASSOCIATED WITH; OR THE RIGHTS OR OBLIGATIONS (INCLUDING WITHOUT LIMITATION THE TAX CONSEQUENCES) RELATED TO THIS AGREEMENT, ANY ASSIGNMENT, ANY ASSET, SUSPENSE ACCOUNT OR PROPERTY OR ANY AGREEMENT TO WHICH ANY ASSET, SUSPENSE ACCOUNT OR PROPERTY IS SUBJECT;

(4)	THE OPERATORSHIP OF ANY ASSET OR ANY OTHER WELL, UNIT OR PROPERTY (INCLUDING WITHOUT LIMITATION AS TO THE ASSIGNABILITY OR OTHER TRANSFERABILITY OF ANY SUCH OPERATORSHIP);

(5)	FITNESS FOR BUYER’S INTENDED USE OR PURPOSE, FOR ANY OTHER PARTICULAR USE OR PURPOSE OR FOR ORDINARY USE (UNDER LOUISIANA CIVIL CODE ARTICLE 2475 OR 2524 OR OTHERWISE) OR MERCHANTABILITY;

(6)	FREEDOM FROM, DIMINUTION IN VALUE BECAUSE OF OR THE PRESENCE OR ABSENCE OF REDHIBITORY OR OTHER DEFECTS OR VICES (UNDER LOUISIANA CIVIL CODE ARTICLE 2520 ET SEQ. OR OTHERWISE), WHETHER KNOWN OR UNKNOWN AND WHETHER APPARENT, PATENT, LATENT, HIDDEN OR OTHERWISE;

(7)	ANY ENVIRONMENTAL LOSSES AND CONDITIONS; THE PROTECTION OF THE ENVIRONMENT OR OF HUMAN HEALTH OR SAFETY; THE ENVIRONMENTAL OR PHYSICAL CONDITION OR STATE OF REPAIR (WHETHER OR NOT ARISING OUT OF ANY ENVIRONMENTAL DAMAGE OR DEFECT OR ANY VIOLATION OF ANY ENVIRONMENTAL LAW OR OTHER LAW) OF ANY OR ALL OF THE ASSETS OR OTHER WELLS, LANDS OR PROPERTY; THE PAST OR CURRENT PRESENCE OR ABSENCE OF NORM, ASBESTOS, POLLUTION, NATURALLY OCCURRING WASTE, HAZARDOUS OR TOXIC MATERIALS; AND THE COSTS, REQUIREMENT OR NEED (UNDER ANY ENVIRONMENTAL LAWS OR OTHERWISE) FOR PLUGGING AND ABANDONMENT OR FOR ANY INVESTIGATION, STUDY, ASSESSMENT, REPAIR,CLEAN-UP, DECOMMISSIONING, DETOXIFICATION, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL (INCLUDING WITHOUT LIMITATION FOR ANY ASSET OR OTHER WELL, LAND, MATERIAL OR PROPERTY);

(8)	CONFORMITY WITH MODELS OR SAMPLES OF MATERIALS;

(9)	THE COST, EXPENSE OR ABILITY TO COPY, TRANSMIT OR USE ANY ELECTRONIC DATA, RECORDS OR OTHER INFORMATION;

(10)	RETURN OR REDUCTION OF THE PURCHASE PRICE, THE ADJUSTED PURCHASE PRICE OR THE CLOSING PRICE;

(11)	RESCISSION BY BUYER OF THIS AGREEMENT OR ANY ASSIGNMENT; OR

(12)	ANY LOSS PREVIOUSLY, NOW OR HEREAFTER ASSERTED OR INCURRED.

ARTICLE IV. PRE-CLOSING OBLIGATIONS

4.01	Pre-Closing Obligations of each Seller.

(a) Operations. During the period of time from the Execution Date up to the Closing (the “Interim Period”), each Seller shall (except as otherwise provided in this Agreement)

(1) maintain and keep (or, in the case of any of its Properties that are operated by a Third Person, use commercially reasonable efforts (which efforts shall not require such Seller to incur any monetary or non-monetary obligations) to cause the operator of such Properties to maintain and keep) its Scheduled Properties in a condition consistent with practices as of the Effective Time;

(2) perform all obligations imposed upon such Seller (or, in the case of any of its Scheduled Properties that are operated by a Third Person, use commercially reasonable efforts (which efforts shall not require such Seller to incur any monetary or non-monetary obligations) to cause the operator of such Scheduled Properties to perform all obligations imposed on such operator) in respect of its Scheduled Properties, including without limitation payment of royalties, shut-in royalties and any and all other required payments accruing through the Closing (such Seller shall nonetheless have the right but no obligation hereunder to pay any delay or Pugh clause rentals or to conduct any operations to extend any mineral lease or other agreement beyond its initial or primary term);

(3) pay timely (or, in the case of any of its Scheduled Properties that are operated by a Third Person, use all commercially reasonable efforts (which efforts shall not require such Seller to incur any monetary or non-monetary obligations) to cause the operator of such Scheduled Properties to pay timely) all costs and expenses incurred in connection with its Scheduled Properties, except to the extent such costs and expenses are contested in good faith;

(4) keep in full force and effect insurance (including producing well and producing facilities coverages) comparable in amount and scope of coverage to that maintained by such Seller for its Scheduled Properties at the time of execution of this Agreement; and

(5) promptly notify Buyer of each Casualty Loss about which such Seller obtains Knowledge during the Interim Period.

(b) Refrain from Certain Actions. During the Interim Period and except as provided on Exhibit M, each Seller shall refrain from taking (or in the case of Properties operated by a Third Person, use commercially reasonable efforts (which efforts shall not require such Seller to incur any monetary or non-monetary obligations) to prevent such operator from taking) any of the following actions without the prior consent of Buyer (which shall not be unreasonably withheld):

(1) except for the obligations referenced in Exhibit E, Exhibit M or Exhibit R-l or with respect to an Excluded Asset, sell or assign any of its interests in any Unit, Well or Land;

(2) voluntarily waive or release any material rights with respect to any Scheduled Property or voluntarily relinquish such Seller’s position as operator with respect to any Scheduled Property;

(3) enter into any contract requiring an expenditure net to such Seller’s interests in excess of One Hundred Thousand Dollars ($100,000) attributable to any of its Properties (except emergency operations, operations required under presently existing contractual obligations or operations that such Seller determines necessary or prudent to prevent the expiration, in whole or part, of any mineral lease or other agreement);

(4) enter in any contract for the sale or other disposition, or any call or option for such purchase, of Hydrocarbons produced or to be produced from any of its Properties that is not terminable by such Seller without penalty on seventy (70) days’ notice or less;

(5) supplement, modify or amend in any material respect the Property Instrument to the extent it relates to any of its Properties;

(6) voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss; or

(7) commit to do any of the foregoing.

(c) Notice of Defaults. Each Seller shall promptly notify Buyer of any written notice received by such Seller during the Interim Period of (1) default under any Property Instrument with respect to the Properties or (2) any claim, demand, suit or proceeding of the type described in Section 3.02(i) or 7.02(c).

(d) Seller’s Confidentiality Obligation. During the Interim Period, each Seller shall use commercially reasonable efforts (which efforts shall not require such Seller to incur any monetary or non-monetary obligations) to protect the confidentiality of all geological and geophysical information in such Seller’s possession concerning the Properties and is not otherwise publicly known or required by Law or any stock exchange to be disclosed.

(e) Representations and Warranties. During the Interim Period, each Seller shall use commercially reasonable efforts to cause all representations and warranties of such Seller contained in this Agreement to remain true and correct in all material respects and shall promptly notify Buyer of any fact or circumstance about which such Seller has or obtains Knowledge that would make any representation or warranty of such Seller untrue or incorrect.

(f) Closing Conditions. During the Interim Period, each Seller shall use commercially reasonable efforts to satisfy the conditions to the Closing set forth in Section 7.02 to the extent same are within such Seller’s control.

(g) Physical Inspection of the Properties. During the Interim Period such Seller shall afford, or shall use reasonable efforts to cause relevant operators or other persons to afford, to Buyer and its authorized representatives, at Buyer’s sole cost, risk, liability, and expense, reasonable access to and entry upon the Properties in accordance with the terms of the Site Access Agreement which is hereby amended to cover all Lands for purposes of conducting (a) such on-site inspections, analyses, evaluations, inventories, tests, investigations, and studies of the physical and operating condition of the Properties (including, without limitation, the witnessing of well tests, the examination of well logs and other geological and geophysical data, and the review of the files, records, data, and information relating to the operating and physical condition of the Properties) as Buyer deems necessary in connection with the transaction contemplated herein and (b) an environmental assessment of the Properties. In addition, Seller shall provide, and shall use reasonable efforts to cause relevant operators and other persons to provide, to Buyer access to any person or persons that have been involved in the operation, maintenance, or development of the Properties or any environmental issues related thereto. Buyer shall have the right to photocopy, at Buyer’s expense, those portions of such files, records, data, and information as Buyer may designate at the time of such due diligence activities.

(h) Prior to, and for a period of one year following the Closing, each Seller shall, and shall cause its Affiliates and their respective officers, employees and advisors to, provide reasonable cooperation to Buyer, its Affiliates and their representatives in connection with any filings that may be required by the Securities and Exchange Commission (the “SEC”) or otherwise under securities laws applicable to Buyer’s indirect parent, Energy XXI Acquisition Corporation (Bermuda) Limited (“Buyer Parent”), including the filing by Buyer Parent with the SEC of one or more registration statements to register any securities of Buyer Parent under the

.Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by Buyer Parent under the Securities Exchange Act of 1934 (the “Exchange Act”, and together with the Securities Act, the “Securities Laws”) (collectively, the “Filings”). Prior to and for a period of one year following the Closing, each Seller agrees to make available to Buyer and its Affiliates and their representatives any and all books, records, information and documents that are attributable to the Assets in such Seller’s or its Affiliates’ possession reasonably required by Buyer, its Affiliates and their representatives in order to prepare for Buyer or its Affiliates, if required, in connection with any Filings, financial statements regarding the Assets meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets required to complete any audit associated with such financial statements. Without limiting the generality of the foregoing, each Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to cooperate with the independent auditors chosen by Buyer’s Parent (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements, balance sheet and statement of cash flows of the Assets that Buyer Parent or any of its Affiliates requires to comply with the requirements of the Securities Laws with respect to any Filings. Buyer will reimburse Seller, within ten (10) business days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller in complying with the provisions of this Section 4.01(h), For a period of three years following the Closing, Seller shall, and shall cause it Affiliates to, retain all books, records, information and documents in its or its Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Assets. Notwithstanding anything contained herein to the contrary, (i) neither Seller nor Seller’s Affiliates shall be required to provide any comfort or representations regarding the accuracy or completeness of any of the information provided to Buyer or Buyer’s Auditors pursuant to this Section 4.01(h). (ii) Buyer shall indemnify and hold harmless each Seller from any Third Person Claim asserted against such Seller by a Third Person who is not a Related Person of such Seller arising out of the use by Buyer or Buyer’s Parent of the information provided or made available pursuant to this Section 4.01(h), and (iii) Buyer and/or Buyer’s Parent and their respective representatives shall first use all commercially reasonable efforts to make the filing using revenue and expense statements of concerning the Assets without the involvement of Seller; provided that if the SEC or other Governmental Authority does not accept such statements to be delivered with the Filings, Seller will provide the cooperation and information to the extent required hereunder.

4.02	Pre-Closing Obligations of Buyer.

(a) Corporate Status. Buyer shall use commercially reasonable efforts to maintain its “corporate” status and to assure that as of the Closing it will not be under any material <corporate>, legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated by this Agreement.

(b) Buyer’s Inspections. Buyer shall protect, defend, indemnify and hold harmless each Seller and its Related Persons from and against any and all injuries, damages and other Losses arising out of, resulting from or in connection with Buyer’s access to or the inspection of the Assets WHETHER OR NOT CAUSED OR CONTRIBUTED IN WHOLE OR IN PART BY THE NEGLIGENCE, FAULT OR STRICT LIABILITY (WHETHER ACTIVE, PASSIVE, SOLE, SIMPLE,

CONCURRENT, CONTINGENT OR OTHERWISE) OF, ANY SELLER OR ANY OTHER PERSON (except that Buyer shall not be obligated to provide same to the extent (1) same is prohibited by Law or (2) the Person to be protected or any Related Person caused such injury, damage or other Loss through gross negligence or intentional wrongdoing).

(c) Notice of Defaults. Buyer shall promptly notify Sellers of any written notice received by Buyer during the Interim Period of any claim, demand, suit or proceeding of the type described in Section 3.01(h) or 7.03(c).

(d) Buyer’s Confidentiality Obligation. All information (whether written, oral or otherwise and whether or not contained in any Records) provided previously, now or hereafter by or on behalf of any Seller to or for Buyer in connection with this Agreement or the transactions contemplated hereby shall be subject to the Confidentiality Agreement.

(e) Representations and Warranties. During the Interim Period, Buyer shall use commercially reasonable efforts to cause all representations and warranties of Buyer contained in this Agreement to remain true and correct in all material respects. Buyer shall promptly notify Sellers of any fact or circumstance about which Buyer has or obtains Knowledge that would make any representation or warranty of Buyer untrue or incorrect.

(f) Closing Conditions. Buyer shall use commercially reasonable efforts to satisfy the conditions to the Closing set forth in Section 7.03, to the extent same are within Buyer’s control.

ARTICLE V. TITLE AND DEFECT MATTERS

5.01	Permitted Encumbrances.

The term “Permitted Encumbrances” means:

(a) lessor’s or landowner’s royalties, mineral royalties, mineral servitudes, overriding royalties, reversionary interests and other burdens on the Properties to the extent that the net cumulative effect of such burdens does not operate to reduce the net revenue interest of a Scheduled Property as set forth in Exhibit J or to increase the working interest of a Scheduled Property above that shown in Exhibit J without a corresponding increase in the net revenue interest;

(b) the items listed on Exhibit I;

(c) the items listed on Exhibit N;

(d) the mortgages, security interests, privileges and other items referenced on Exhibit O; provided that recordable releases of same, in form and substance acceptable to Buyer, are delivered to Buyer at or before the Closing.

(e) the terms and conditions of the Contracts listed on Exhibit E to the extent that the net cumulative effect of such terms and conditions does not operate to reduce the net revenue interest of a Scheduled Property below that shown in Exhibit J or to increase the working interest of a Scheduled Property above that shown in Exhibit J without a corresponding increase in the net revenue interest;

(f) non-consent penalties against the interest of a Seller, and any increase or reversion of any interests (beneficial, record title or otherwise) of a Third Person upon the termination of non-consent penalties against such Third Person in favor of the interests of such Seller, under non-consent elections referenced on Exhibit Q to the extent that the net cumulative effect of such penalties does not operate to reduce the net revenue interest of a Scheduled Property below that shown in Exhibit J or to increase the working interest of a Scheduled Property above that shown in Exhibit J without a corresponding increase in the net revenue interest;

(g) liens, privileges, Losses, encumbrances and charges for or in respect of Taxes (1) that are not delinquent or (2) are being contested in good faith and set forth in Exhibit I;

(h) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s operator’s, non-operator’s and other similar liens, privileges, claims, encumbrances and charges the payment for which they secure (1) is not delinquent, (2) is being properly withheld under applicable contract or Law or (3) is being contested in good faith and set forth in Exhibit I;

(i) security interests created against any Property by virtue of a Contract, to the extent that they are for charges or amounts that (1) are not yet delinquent or (2) are being contested in good faith and set forth in Exhibit I;

(j) all Defects and other liens, mortgages, privileges, security interests, Losses, encumbrances, burdens and defects (1) that Buyer does not set forth in a timely and proper Defect Notice (other than Defects covered by the Special Limited Warranty), (2) for which the Purchase Price is reduced hereunder, (3) that are deemed to be a “Permitted Encumbrance” under Section 5.03(d)(2) or 5.03(d)(4) or (4) for which a Seller delivers a valid recordable release or other curative instrument at or before the Closing that in Buyer’s reasonable judgment is sufficient to cure the Defect;

(k) all Preferential Rights which are satisfied or waived prior to Closing;

(l) all necessary consents, permissions and approvals and other actions by, and all necessary notices to or filing with, any Governmental Authority in connection with any Transfer or proposed Transfer of any Property that are customarily made or obtained post- closing;

(m) all calls on or preferential rights to purchase production from any of the Properties so long as (1) the price to be paid therefor is not less than the average posted price in the field for Hydrocarbons of similar quantity and quality or (2) such call or right is terminable, without penalty, upon seventy (70) days’ notice or less;

(n) all contractual rights of reassignment arising upon a decision or election to surrender or abandon all or any portion of the Properties;

(o) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner, and all applicable Laws (including without limitation all unit, pooling, communitization and spacing orders (as well as any other orders, whether of a similar or dissimilar kind) issued by the Louisiana Commissioner of Conservation or other Governmental Authority);

(p) all unit, pooling, communitization and spacing designations, declarations and agreements in effect as of the Execution Date; and

(q) easements, rights-of-way, servitudes, permits, surface leases and other rights to the extent they relate to or restrict surface operations or use on, over or in respect to any Land.

5.02	Review of Records.

During the Interim Period, each Seller shall make available to Buyer during regular business hours the Records in such Seller’s possession. During the Interim Period, Buyer shall have the right at its sole cost, risk and expense to inspect such Records and to reasonably request copies of any and all such Records. Upon such request of any Records of a Seller, such Seller shall provide to Buyer at Buyer’s expense requested copies made by such Seller or, at either party’s option, by a Third Person approved by Buyer and such Seller.

5.03	Defects.

(a) The term “Defect” with respect to a Property of a Seller means a defect (expressly excluding Permitted Encumbrances) by reason of which, based on circumstances in effect at the time of the Closing (without considering any Assignment hereunder), (i) such Property is subject to an Environmental Defect; (ii) such Seller does not own of public record at least the undivided interest set forth on Exhibit J as net revenue interests in all Hydrocarbons produced, saved and marketed attributable to the Property; (iii) such Seller’s obligation to bear costs and expenses for developing and operating the oil and gas wells comprised by such Property is greater than the undivided interest shown on Exhibit J as gross working interests (without a corresponding increase in the net revenue interests); (iv) such Property is not free and clear of all mortgages, liens, pledges, privileges, security interests and other similar encumbrances; or (v) a necessary consent to assign such Property from such Seller to Buyer (a “Consent”) is not obtained at or before Closing. A Defect under clause (ii), (iii), (iv) or (v) is also called a “Title Defect.” No adjustment to the Purchase Price shall be made with respect to any Property (or any portion thereof) that does not have an Allocated Value greater than $0.00.

(b) As soon as praticable, but in no event after 5:00 p.m. Houston Time on Tuesday, July 11, 2006 (the “Defect Deadline”), Buyer shall provide Sellers with written notice as of the existence of any matter that it reasonably believes constitutes a Defect (each such timely notice, a “Defect Notice”). To constitute a proper Defect Notice of a Title Defect, such notice must include the following for each asserted Title Defect: (1) a description of such Title Defect; (2) a description of each Property (or portion thereof) affected; (3) the Allocated Value of each such Property; (4) the amount by which Buyer believes such Allocated Value has been reduced as a result of such Title Defect (which amount must comply with Section 5.03(e));

(5) the computations upon which Buyer’s belief is based; and (6) supporting documentation reasonably necessary to fully describe the basis for such Title Defect and the amount of such Title Defect. Except for the Special Limited Warranty, Buyer waives all Title Defects not identified in a timely and proper Defect Notice.

(c) Buyer shall give Sellers an opportunity to begin reviewing (and curing, if appropriate in any Seller’s discretion) Defects as early as possible. Accordingly, if and when Buyer determines that a Defect exists, Buyer shall, as soon as practicable thereafter, notify Sellers of such possible Defect and furnish available information concerning such possible Defect and, from time to time thereafter as Buyer obtains more information, shall provide Sellers, as soon as practicable, with such additional information.

(d) As to each Scheduled Property of a Seller for which Buyer asserts an alleged Title Defect in a Defect Notice received by Sellers at or before the Defect Deadline, the following provisions shall apply:

(1) Sellers may elect to cure the Title Defect. The Title Defect shall be deemed cured if Buyer receives curative material that, in Buyer’s reasonable judgment, is sufficient to cure the Title Defect. Such material delivered at least three (3) Business Days before the Closing shall be deemed sufficient and acceptable to Buyer unless, within three (3) Business Days after Buyer receives such material, Sellers receive from Buyer written notice that the curative is not acceptable, along with Buyer’s reasons therefor. Further, such materials delivered at or before the Closing shall be deemed sufficient and acceptable to Buyer if Sellers do not receive from Buyer written notice at or before the Closing that the curative is not acceptable. Nonetheless, Seller shall make reasonable efforts to deliver such curative materials on a more timely basis.

(2) If, before the Closing, Sellers fail to cure a Title Defect to the reasonable satisfaction of Buyer, elect not to attempt to cure a Title Defect or dispute that an alleged Title Defect as asserted in a Defect Notice constitutes a Title Defect that affects a Property or the Parties do not agree upon the amount by which the Allocated Value of the affected Property has been reduced as the result of an uncured Title Defect, then the Parties shall attempt to agree on whether or not a reduction is applicable and, if so, the amount of a reduction (if any) from the Allocated Value of such Property based upon the (alleged) Title Defect (such reduction, a “Downward Defect Adjustment”). If the Parties so agree, then (a) the Purchase Price shall be subject to any agreed upon reduction as provided in Section 5.03(f), (b) such Property shall be conveyed to Buyer subject to such (alleged) Title Defect and (c) such (alleged) Title Defect shall constitute a “Permitted Encumbrance” under Section 5.01(j)(5).

(3) If the Parties do not agree upon any of the items addressed above in Section 5.03(d)(2) with respect to a Scheduled Property, then (i) the Scheduled Property to which such Title Defect applies shall have a Downward Defect Adjustment equal to the Allocated Value of such Scheduled Property, shall be deemed to constitute an “Excluded Asset” and shall be excluded from the Properties to be conveyed hereunder and (ii) the Purchase Price shall be subject to reduction as provided in Section 5.03(f).

(4) If the Title Defect is the failure to obtain a Consent and such Consent has not been obtained three (3) Business Days prior to Closing, then Buyer may elect by notice to Sellers, in lieu of seeking a Downward Defect Adjustment and Defect Adjustment for any such Title Defect affecting a Scheduled Property and in lieu of a acquiring at Closing any other Property affected by any such Title Defect, to have the following provisions apply instead:

(i) At Closing, Buyer shall deposit the Allocated Value, if any, for such Property with an escrow agent mutually agreeable to Buyer and such Seller and the amount to be paid by Buyer to Sellers at Closing shall be reduced by the amount so deposited. Such Property shall be deemed an “Excluded Property” and shall be retained by Seller. Both such Seller and Buyer shall continue to use commercially reasonable efforts (which efforts shall not require any seller or Buyer to incur any monetary or non-monetary obligations) to obtain such Consent.

(ii) If within 180 days after the Closing such Consent is obtained, then (1) such Property shall no longer be considered an “Excluded Property,” (2) Buyer shall promptly cause such Allocated Value (plus all interest accrued thereto) to be paid to such Seller, (3) Seller shall promptly assign such Property to Buyer effective as of the Effective Date in accordance herewith, and (4) the Final Settlement Statement shall include the adjustments to the Purchase Price attributable to such Property provided for in Section 2.03.

(iii) If within 180 days after the Closing no Consent with respect to such Property is obtained, then (1) the Allocated Value (plus all interest accrued thereto) may be released to Buyer, (2) such Property shall remain an “Excluded Property”) and (3) neither such Seller nor Buyer shall have any further obligation to seek such Consent.

(e) To constitute a proper Defect Notice of an Environmental Defect, such notice must include the following for each asserted Environmental Defect: (i) a description of the Environmental Defect, (ii) description of the Affected Property attributable to such Environmental Defect, (iii) a good faith estimate of the cost to cure such Environmental Defect, and (iv) the Allocated Value of the Affected Property attributable to such Environmental Defect. For the purposes of Section 5.03(e), the “Affected Property” attributable to any Environmental Defect means (i) the portion of any Property Instruments affected by such Environmental Defect, (ii) any Well or Equipment affected by such Environmental Defect, and (iii) the Property Instruments to the extent included production unit for any Well (or in the case there is no production unit for the Well, within the 40 acre area as nearly as practicable in the form of a square around such Well if such Well is an oil well, or the 160 acre area as nearly as practicable in the form of a square around such Well in the event such well is a gas well, in each case with the Well in the center thereof as nearly as practicable) affected with such Environmental Defect, and (iv) the Property Instruments to the extent included within the production unit for any Well (or in the case there is no production unit for the Well, within the 40 acre area as nearly as practicable in the form of a square around such Well if such Well is an oil well, or the 160 acre area as nearly as practicable in the form of a square around such Well in the event such Well is a gas well, in each case with the Well in the center thereof as nearly as practicable) that is serviced by Equipment affected by such Environmental Defect. As to each alleged Environmental Defect asserted in a Defect Notice received by Sellers at or before the Defect Deadline, Sellers shall elect not later than three (3) Business Days prior to the Closing either to:

(1) exclude from this Agreement as an “Excluded Asset” the Affected Property attributable to such Environmental Defect,

(2) assign to Buyer at Closing the Affected Property attributable to such Environmental Defect and retain the obligation to cure the Environmental Defect after Closing, or

(3) retain the Affected Property attributable to such Environmental Defect as an “Excluded Asset” and retain the obligation to cure such Environmental Defect after Closing, subject to the obligation to assign such Affected Property to Buyer when the Environmental Defect is cured.

An Environmental Defect shall be deemed cured when such condition has been corrected so that any Losses described in the clause (1) of the definition of Environmental Losses and Conditions that were the basis of such Environmental Defect have been paid in full and any conditions described in clause (2) of the definition of Environmental Losses and Conditions that were the basis of such Environmental Defect have been cured and remediated to no longer violate any Environmental Law and no longer require restoration obligations under applicable Third Person agreements. In the event that Sellers elect option (1) of this Section 5.03(e), the Purchase Price shall be reduced by a Downward Defect Adjustment equal to the Allocated Value of the Property attributable to such Environmental Defect. In the event that Sellers elect option (2) of this Section 5.03(e), Sellers shall cure such Environmental Defect, or cause such Environmental Defect to be cured, promptly after Closing. In the event that Sellers elect option (2) of this Section 5.03(e), Buyer shall deposit with an escrow agent the amount estimated in good faith by Buyer to cure such Environmental Defect and the Closing Amount shall be reduced by the amount so deposited unless Sellers provide Buyer at Closing a performance bond or letter of credit or other security satisfactory to Buyer in an amount equal to the amount estimated in good faith by Buyer to cure such Environmental Defect to secure Sellers’ obligation to cure such Environmental Defect and Buyer’s right to reimbursement as provided in the following sentence. In the event that Sellers do not cure any Environmental Defect within 180 days after Closing, or such earlier date as may be required by applicable Environmental Laws, Buyer may attempt to cure such Environmental Defect and Sellers shall reimburse Buyer for any reasonable amounts paid by Buyer to attempt to cure such Environmental Defect. The escrowed funds or security, less any amounts disbursed to Buyer as provided in the preceding sentence, shall be released to Sellers when the Environmental Defect is cured and all amounts to be reimbursed to Buyer have been paid. In the event that Sellers elect option (3) of this Section 5.03(e), Sellers shall cure such Environmental Defect, or cause such Environmental Defect to be cured, promptly after Closing. In the event that Sellers elect option (3) of this Section 5.03(e), Buyer shall deposit with an escrow agent the Allocated Value of the Affected Property attributable to such Environmental Defect and the Closing Amount shall be reduced by the amount so deposited unless Sellers provide Buyer at Closing a performance bond or letter of credit or other security satisfactory to Buyer in an amount equal to the Allocated Value of the Affected Property attributable to such Environmental Defect. In the event that Sellers cure such Environmental Defect within 180 days after closing, sellers shall assign the Affected Property attributable to such Environmental Defect to Buyer effective as of the Effective Date and the escrowed funds or security shall be returned to Sellers and the Final Settlement Statement shall include the adjustments to the Purchase Price with respect to such Affected Property provided for in Section 2.03. In the event that Sellers do not cure such Environmental Defect within 180 days after Closing, Sellers shall return to Buyer the Allocated Value of the Affected Property attributable to such Environmental Defect, Buyer shall return any security provided by Sellers with respect thereto and such Affected Property shall remain an “Excluded Property”.

(f) Purchase Price shall be reduced by the amount (the “Defect Deduction”), if any, by which (a) the sum of each Downward Defect Adjustment exceeding Ten Thousand Dollars ($10,000) exceeds (b) Three Million United States Dollars ($3,000,000.00). As to any Defect (other than under Section 5.03(d)(4), 5.03(e)(2) or 5.03(e)(3) for which there is no reduction of the Purchase Price by virtue of the preceding sentence and which is not excluded from the Properties to be conveyed hereunder, (u) Sellers shall have no further obligation with respect to such Defect, (w) Buyer deemed to have waived such Defect, (x) Buyer shall, upon and after the Closing, assume all liabilities, obligations and Loss with respect to such Defect, (y) the Properties shall be conveyed to Buyer subject to such Defect and (z) such Defect shall constitute a “Permitted Encumbrance” under Section 5.01(j)(5).

(1) At or before the Closing, Sellers may add to Exhibit E or Exhibit H to this Agreement (and to Exhibit 3 to any Assignment) any consents, assignments or other agreements or instruments obtained, and any textual changes necessary, (a) to reflect curative materials for any Defect and (b) to reflect any newly added Excluded Assets under Section 5.03(d)(3), 5.03(e), 5.04(a) or 5.05(a).

(g) In no event shall the amount of all Title Defects and Downward Defect Adjustments based on Title Defects for a Property be for more than the Allocated Value of such Property. Further, where the Title Defect is that a Seller’s net revenue interest in a Scheduled Property is less than as shown on Exhibit J, the Downward Defect Adjustment for such Scheduled Property shall be no greater than the product of (1) the Allocated Amount times (2) a fraction whose numerator equals the difference between the net revenue interest listed on Exhibit J and the actual net revenue interest and whose denominator equals the net revenue interest listed on Exhibit J.

5.04	Upward Adjustments.

(a) If not later than five (5) Business Days after the Defect Deadline a Seller determines that the net revenue interest in a Scheduled Property identified in any Downward Defect Adjustment is higher than as reflected on Exhibit J, such Seller shall, as soon as practicable, notify Buyer of such inaccuracy (an “Additional Interest”). Such notice shall include (i) a description of the affected Property (or interest therein or portion thereof), (ii) a detailed description of the Additional Interest with supporting documentation and (iii) the additional value attributable to the Additional Interest. In the event of the identification of an Additional Interest, the affected Seller(s) and Buyer shall endeavor in good faith to agree at or before the Closing upon the amount of the increase in value occasioned by such inaccuracy, which, for increases in net revenue interest, shall be based upon the proportionate increase in the net revenue interest multiplied by the Allocated Value of such Scheduled Property. The full amount of increased value attributable to an Additional Interest is called an “Upward

Adjustment.” If Buyer does not desire to purchase an Additional Interest or does not agree to the existence and value of an Additional Interest as proposed by the affected Seller(s), then such Additional Interest shall be deemed an “Excluded Asset” and shall not be conveyed to Buyer hereunder.

(b) The aggregate amount of Upward Adjustments under subsection (a) shall be applied to increase the Purchase Price pursuant to Section 2.03(a)(5).

5.05	Preferential Rights.

After consulting with Buyer, each Seller shall send (or cause to be sent) to the holder of each preferential right to purchase (a “Preferential Right”) as to any Property of such Seller, with a copy to Buyer, written notice offering to sell to such holder, in accordance with the contractual provisions applicable to such Preferential Right, such Property on the terms of this Agreement and for a “Purchase Price” equal the total Allocated Value for such Property (as may be adjusted in accordance with this Agreement).

(a) If, at or before the Closing, a holder of a Preferential Right exercises its Preferential Right with respect to the Property to which the Preferential Right applies (as determined in accordance with the agreement in which the Preferential Right arises), then (1) the Property covered by the Preferential Right shall be deemed to constitute an “Excluded Asset” and shall be excluded from the Properties to be conveyed to Buyer at the Closing and (2) the Purchase Price shall be reduced by the Allocated Value of such Property.

(b) If a Preferential Right to purchase any Property of a Seller is duly exercised after the Closing, then Buyer shall promptly convey such affected Property to the party (or parties) exercising such Preferential Right on the same terms and conditions under which such Seller conveyed such Property to Buyer. Buyer shall promptly execute, acknowledge and deliver a conveyance of such interest from Buyer to such exercising party (or parties), such conveyance to be in form and substance as provided in this Agreement, except that such conveyance shall be made free and clear of all liens and encumbrances by, through or under Buyer. Buyer shall retain all amounts paid by the party (or parties) exercising such Preferential Right.

5.06	Consents to Assignment.

Each Seller and Buyer shall use commercially reasonable efforts (which efforts shall not require any Seller or Buyer to incur any monetary or non-monetary obligations) to obtain prior to Closing all necessary consents and approvals for assignment (other than consents and approvals from Governmental Authorities that are customarily obtained after closing) of the Properties of such Seller from Sellers to Buyer (including without limitation as to all consents to assign referenced on Exhibit R-2) for any Properties of such Seller.

5.07	Casualty Loss.

If a Casualty Loss exists at the Closing, Buyer may elect to (a) purchase the Property or Properties affected by such Casualty Loss notwithstanding such Casualty Loss or (b) exclude such Property or Properties from the Properties to be conveyed hereunder. If Buyer elects to purchase the Property or Properties affected by such Casualty Loss there shall not be any adjustment to the Purchase Price on account of such Casualty Loss, and each Seller shall pay to Buyer at the Closing any sums paid to such Seller by reason of such Casualty Loss and shall assign, transfer and set over unto Buyer all of the right, title and interest of such Seller in and to any unpaid insurance proceeds, awards and other payments for such Casualty Loss. If Buyer elects to exclude the Property or Properties affected by such Casualty Loss from the Properties to be conveyed hereunder, such Property or Properties shall constitute an “Excluded Asset” and the Purchase Price shall be adjusted downward by the Allocated Value of such Property or Properties. Sellers shall promptly notify Buyer of the occurrence of any Casualty Loss and shall provide Buyer all information available to Sellers regarding the same. In the event that Sellers fail to notify Buyer prior to Closing of any Casualty Loss that occurred prior to Closing, Buyer shall have the right to make the same election within thirty (30) days after Closing with respect to such Property or Properties that it would have been entitled to make prior to Closing with respect thereto and if Buyer elects to exclude such Property or Properties from the Properties to be conveyed hereunder, Buyer shall reconvey such Property or Properties to Sellers and Sellers shall pay to Buyer the Allocated Value of such Property or Properties.

5.08	Special Provisions.

(a) The Parties acknowledge and agree that, as specified on Exhibit M, one or more leases may be necessary for certain exploratory prospects at the Manila Village Field (including for the LL&E #3 (Attic) prospect and the SL18143 (Offset) prospect) and that no Defect shall exist with respect to such exploratory prospects by reason of this circumstance. Castex Inc. and Castex 1995 shall make reasonable efforts to acquire such leases for Buyer prior to Closing; however, Buyer shall be responsible for all costs and expenses related thereto (including without limitation for the payment of any bonus amounts and brokerage expenses).

(b) The Parties acknowledge that one or more leases may be necessary for certain exploratory prospects at the Rabbit Island Field as depicted on Exhibit P-8 and that no Defect shall exist with respect to such exploratory prospects by reason of this circumstance. Rabbit shall make reasonable efforts to acquire such leases prior to Closing jointly for Rabbit and Buyer; Buyer shall be responsible for one-half of all costs and expenses related thereto (including without limitation for the payment of any bonus amounts and brokerage expenses).

(c) The Parties acknowledge and agree that, with respect to various undrilled Scheduled Properties identified on Exhibit J with an asterisk (*) on Exhibit J, one or more leases or other agreements may be necessary or appropriate before one or more wells are drilled with respect thereto and that, notwithstanding the provisions in Section 5.03, no Defect shall exist with respect to such Properties by reason of this circumstance. The applicable Seller(s) shall make reasonable efforts to acquire such leases or other agreements prior to Closing, for Buyer then to obtain the Applicable Percentage with respect thereto. The applicable Seller(s) shall bear all bonus and brokerage expenses for acquiring such leases or other agreements and Buyer shall be responsible for the Applicable Percentage for all other costs and expenses related thereto.

(d) Castex Inc. and/or Castex 1995 own record title to certain interests in the Properties on behalf of Castex Drilling Program 2006, L.P., Paradigm Strategic Exploration LLC, Paradigm Strategic Group LLC, Maraianas Exploration Inc. and Lake Salvador, L.P. (the

“Beneficial Owners”). The interests in the Properties that are owned by Castex Inc. and/or Castex 1995 on behalf of the Beneficial Owners are subject to this Agreement and the Applicable Percentage of Castex Inc. and Castex 1995 in each Property includes the Applicable Percentage of the interest owned on behalf of the Beneficial Owners. For all purposes of this Agreement and the instruments to be delivered in connection herewith, including the Assignment, Castex Inc. and Castex 1995 shall be treated as the owner of the interest in the Properties that it owns on behalf of the Beneficial Owners. Castex Inc. and Castex 1995 each represents and warrants to Buyer that each Beneficial Owner has authorized it to enter into this Agreement and the instruments to be delivered in connection herewith on behalf of such Beneficial Owner and that it has the right, power and authority to bind the interests in the Properties owned by it on behalf of such Beneficial Owner to the terms of this Agreement and the instruments to be delivered in connection herewith, including the Assignment. The Parties agree that no Title Defect shall exist by virtue of the circumstances described in this Section 5.08(d). Nonetheless, the forgoing sentence shall not limit the scope of the Special Limited Warranty.

ARTICLE VI. TERMINATION

6.01	Right of Termination.

This Agreement may be terminated at any time at or before the Closing by written notice given at or before the Closing:

(a) By mutual written consent of Sellers and Buyer;

(b) By Sellers if any of the conditions in Section 7.02 has been neither waived by Sellers nor satisfied by the time of the Closing;

(c) By Buyer if any of the conditions in Section 7.03 has been neither waived by Buyer nor satisfied by the time of the Closing;

(d) By Buyer or Sellers if the aggregate reduction of the Purchase Price under Section 5.03(f) plus the Allocated Value of any Properties that are subject to Sections 5.03(d)(4), plus the amount estimated in good faith by Buyer to cure any Environmental Defect that is subject to Section 5.03(e)(2), plus the Allocated Value of any Affected Properties that are subject to Section 5.03(e)(3) (before and exclusive of any other adjustment of the Purchase Price) exceeds Twenty Million United States Dollars ($20,000,000.00);

(e) By Sellers if there has been a material breach by Buyer of any of its representations, warranties or obligations contained in this Agreement that is not cured before the earlier of the Closing and five (5) Business Days after Buyer receives written notice of such breach;

(f) By Buyer if there has been a material breach by a Seller of any of its representations, warranties or obligations contained in this Agreement that is not be cured before the earlier of the Closing and five (5) Business Days after Sellers receive written notice of such breach; or

(g) By Sellers or Buyer if Closing does not occur on or before the Closing Date.

Notwithstanding the foregoing, a Party shall not have the right to terminate this Agreement pursuant to Clause 6.01(b), (c), (e), (f) or (g) if such Party or any of its Related Persons is at such time in material breach of any provision of this Agreement.

6.02	Effect of Termination.

If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no further force or effect except as follows:

(a) The provisions of Sections 3.01(f), 3.02(f), 4.02(b) and 4.02(d), this Article 6, Article 9 and Article 10 shall survive such termination and continue in full force and effect.

(b) A termination of this Agreement shall not affect or terminate the Confidentiality Agreement and Site Access Agreement, which shall remain in full force and effect in accordance with their terms.

(c) If this Agreement is terminated for any reason whatsoever, Buyer shall promptly deliver to each Seller (1) all information furnished by such Seller to Buyer or any of its Related Persons in connection with this Agreement or Buyer’s investigation of the Assets and (2) all copies, extracts, excerpts or compilations of such information, other than, in each case, any information, copies, extracts, excerpts and compilations that Buyer retains in connection with any claims arising under or in connection with this Agreement.

(d) Subject to Section 6.02(e), if Buyer is in default of its obligations under this Agreement at the time this Agreement is terminated, Buyer shall continue to be liable to Sellers for damages in respect of such default and such liability shall not be affected by such termination. Subject to Section 6.02(e), if a Seller is in default of its obligations under this Agreement at the time this Agreement is terminated, such defaulting Seller shall continue to be liable to Buyer for damages in respect of such default and such liability shall not be affected by such termination.

(e) If Sellers terminate this Agreement in accordance with Section 6.01(b) for failure of the conditions stated in Section 7.02(a) (excluding any such failure that is beyond the control of Buyer such as a third party commencing litigation that causes the representation given in Section 3.01(h) not to be true) or 7.02(b) or in accordance with Section 6.01(e), then (1) Sellers shall accept the Deposit (with all interest accrued thereon) as liquidated damages and as their sole and exclusive legal and equitable remedy for the failure to close and/or Buyer’s failure to perform, (2) no Seller shall have any further liability or obligation to Buyer (except as provided in Section 6.02(a)-(b)) and (3) Buyer shall have any further liability or obligation to Sellers (except as provided in Section 6.02(a)-(c)). The Parties acknowledge and stipulate that, by executing this Agreement, each Seller loses substantial investment opportunity to market its Properties to Third Persons during the Interim Period; that damages for the failure to close and/or for Buyer’s breach of this Agreement (as well as the value of Sellers’ investment opportunities that would exist without this Agreement) are difficult or incapable of accurate estimation and that the Deposit (with all interest accrued thereon) is a reasonable forecast of just compensation for any harm that might be caused to Sellers by for the failure to close and/or Buyer’s breach or failure to satisfy these conditions.

(f) If the parties jointly terminate this Agreement under Section 6.01(a), if Buyer terminates this Agreement in accordance with Section 6.01 or if Seller terminates this Agreement for any reason (other than as set forth in Section 6.01(e), then (1) the Deposit plus all interest earned thereon shall be refunded to Buyer, (2) no Seller shall have any further liability or obligation to Buyer (except as provided in Section 6.02(a)-(b)) and (3) Buyer shall have any further liability or obligation to Sellers (except as provided in Section 6.02(a)-(c)).

ARTICLE VII. CLOSING

7.01	Date and Place of the Closing.

The purchase by Buyer and the sale by Sellers of the Properties as contemplated by this Agreement (the “Closing”) shall take place on Friday, July 21, 2006 (the “Closing Date”), at the offices of Castex Inc. at 333 North Sam Houston Parkway East, Suite 1060, Houston, Texas, or such other time or place as the Parties may agree upon.

7.02	Sellers’ Conditions.

The obligations of Sellers at the Closing are, at the option of Sellers, subject to the satisfaction at the Closing of the following conditions:

(a) All representations and warranties of Buyer in this Agreement shall be true in all material respects at the Closing as if made at and as of the Closing. Buyer shall have performed in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by Buyer at the Closing.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Buyer.

(c) No action or proceeding shall have been instituted (excluding any such matter instituted by such Seller) before any Governmental Authority or arbitrator to restrain or prohibit the consummation, in whole or in part, of the transactions contemplated herein, or to obtain substantial damages from such Seller in respect or arising of this Agreement.

(d) The mortgages, security interests, privileges and other items referenced on Exhibit O shall have been released pursuant to executed and acknowledged instruments, in form and substance reasonably acceptable to Sellers, delivered at or before the Closing.

7.03	Buyer’s Conditions.

The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at the Closing of the following conditions:

(a) All representations and warranties of Sellers in this Agreement (ignoring any qualifiers contained therein based on materiality or material Adverse Effect) shall be true in all respects at the Closing as if made at and as of the Closing except to the extent that any inaccuracies would not individually and in the aggregate have a Material Adverse Effect. Sellers shall have performed in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by Sellers at or before the Closing.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action (corporate, partnership or otherwise) on the part of Sellers.

(c) No action or proceeding shall have been instituted (excluding any such matter instituted by Buyer) before any Governmental Authority or arbitrator to restrain or prohibit the consummation, in whole or in part, of the transactions contemplated herein, or to obtain substantial damages from Buyer in respect or arising out of this Agreement.

(d) The mortgages, security interests, privileges and other items referenced on Exhibit O shall have been released pursuant to executed and acknowledged instruments, in form and substance reasonably acceptable to Sellers, delivered at or before the Closing.

7.04	Closing Obligations.

At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each Seller’s Obligations.

(1) Each Seller shall execute, acknowledge and deliver one or more counterparts of one or more Assignments, Bills of Sale and Conveyances (each, an “Assignment”), substantially in the form attached as Exhibit T, that collectively assign the Properties of such Seller to Buyer effective as of the Effective Time.

(2) Each Seller shall deliver or cause to be delivered an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that such Seller is not a foreign Person within the meaning of the Internal Revenue Code of 1986, as amended.

(3) Each Seller shall execute (or cause to be executed) the Preliminary Accounting Statement.

(4) Each Seller shall deliver or cause to be delivered a certificate (duly executed by the secretary or any assistant secretary of such Seller if such Seller is a corporation, by a general partner or managing partner of such Seller if such Seller is a partnership, by a manager or managing member of such Seller is a limited liability company or otherwise by any authorized individual for such Seller) on behalf of such Seller, dated as of the Closing, (i) attaching, and certifying on behalf of such Seller as complete and correct, copies of the resolutions authorizing the execution, delivery and performance by such Seller of this Agreement and the transactions contemplated hereby, and copies of the certificate of incorporation or formation or other similar document and bylaws, operating agreement, partnership agreement or other constituent documents of such Seller and (ii) certifying on behalf of such Seller the incumbency of each individual on behalf of such Seller executing this Agreement or any document delivered in connection with the Closing. In addition to the preceding sentence, each Seller who has caused this Agreement to be signed on its behalf by an attorney-in-fact (mandatory) under a power-of-attorney (mandate) shall deliver or cause to be delivered either (A) a certificate (duly executed by such attorney-in-fact (mandatary)) on behalf of such Seller, dated as of the Closing, (I) attaching, and certifying on behalf of such Seller as complete and correct, copies of the pertinent power-of-attorney (mandate) and the resolutions of such Seller authorizing the execution and delivery of such power of attorney (mandate) and (II) certifying that such power-of-attorney (mandate) is still in effect as of the Closing, or (B) a duly acknowledged instrument executed by such Seller in its own name ratifying this Agreement and each document delivered on behalf of such Seller in connection herewith.

(5) The appropriate Seller(s) shall execute and deliver a separate Joint Operating Agreement substantially in the form of Exhibit P (the “JOA”) for each of the contract areas identified in red outline on Exhibits P-l through P-8.

(6) Castex Inc. shall execute and deliver a Transition Agreement substantially in the form attached as Exhibit W (the “Transition Agreement”).

(7) Castex Inc. and Castex 1995 shall execute and deliver an Exploration Agreement substantially in the form attached as Exhibit X (the “Exploration Agreement”).

(8) Castex Inc. shall cause Lake Salvador, L>P> to execute and deliver a Participation Agreement substantially in the form attached as Exhibit Y (the “Participation Agreement”).

(9) Each Seller shall execute and deliver the remaining documents, instruments and materials required of such Seller by this Agreement.

(b) Buyer’ Obligations.

(1) Buyer shall deliver by wire transfer of immediately available funds to Sellers, in accordance with Sellers’ written wire transfer instructions, which are to be provided by Castex Inc. to Buyer at least two (2) Business Days before the Closing, an amount equal to the Closing Amount less the Deposit. Buyer shall have no responsibility or liability with respect to the proper distribution or allocation of the Closing Amount among the Sellers.

(2) Buyer shall execute, acknowledge and deliver each counterpart of each Assignment as described in Section 7.04(a)(1).

(3) Buyer shall execute the Preliminary Accounting Statement.

(4) Buyer shall deliver or cause to be delivered a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of the Closing, (i) attaching, and certifying on behalf of Buyer as complete and correct, copies of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing.

(5) Buyer shall provide to Sellers evidence (satisfactory to counsel for Castex Inc.) of Buyer’s compliance with (or Buyer’s exemption from) the requirements, if any, of all Governmental Authorities for the posting of plugging or other applicable bonds or other security (whether under Louisiana Administrative Code 43:XIX.104 or otherwise) relating to the ownership, operation or use of any or all of the Properties, Lands, Units, Wells and Equipment.

(6) Buyer shall execute and deliver the remaining documents, instruments and materials required of Buyer by this Agreement.

(7) Buyer shall deliver or cause to be delivered such bonds, letters of credit, certificates of deposit and similar security instruments, in such form and amount satisfactory to Sellers, to replace any such items described on Exhibit S.

(8) Buyer shall execute and deliver a separate JOA for each of the contract areas identified on Exhibits P-l through P-8.

(9) Buyer shall execute and deliver the Transition Agreement.

(10) Buyer shall execute and deliver the Exploration Agreement.

(11) Buyer shall execute and deliver the Participation Agreement.

ARTICLE VIII. POST-CLOSING RIGHTS AND OBLIGATIONS

8.01	Records.

Notwithstanding the provision in any Assignment addressing the time of delivery and acceptance of any Properties, each Seller shall have until the termination of the Transition Agreement within which to deliver to Buyer (at the address of such Seller or Castex Inc. or at such other location agreed to by such Seller and Buyer) all Records in such Seller’s possession. For a period of seven (7) years after the Closing, Buyer shall retain the Records and provide such Seller and Castex Inc. with access to same during regular business hours (for copying or review, at such Seller’s expense) including without limitation title records (including abstracts of title and title curative documents), contracts, accounting records, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related records and data.

8.02	Recordation and Filings.

Buyer shall be solely responsible for filing and recording documents, and obtaining all consents and approvals from Governmental Authorities that are customarily obtained after Closing, related to the transfer of the Properties from a Seller to Buyer (including without limitation IRS Form 1099-S and any required State Mineral Board Form B and for the transfer of operatorship of any Assets (or portions thereof) from a Seller or its designee to Buyer or its designee) and for all costs, fees, obligations and liabilities associated therewith. Without limiting the foregoing, Buyer shall file each Assignment for recordation in the conveyance records of each Louisiana parish in which any Lands subject to such Assignment are located and shall make all necessary filings with any Governmental Authority (including without limitation filing the assignments for approval with the State Mineral Board and other applicable state agencies). Buyer shall file and record all such documents as promptly as practicable after the Closing and, as promptly as practicable after such recording or filing, shall furnish Seller with all recording data and a certified copy (or other evidence acceptable to Seller) of all such filings. Buyer shall pay all documentary, filing and recording fees required in connection with any such filings and recordations.

8.03	Further Assurances.

(a) After the Closing, Sellers and Buyer shall execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such instruments and take (or cause to be taken) such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant to this Agreement.

(b) Without limiting the generality of subsection (a) above, after the Closing, Sellers and Buyer shall execute letters-in-lieu of transfer or division orders on forms prepared by Buyer, directing all purchasers of Hydrocarbons produced at or after the Closing from or attributable to the Properties to make payment to Buyer of proceeds attributable to such Hydrocarbons.

8.04	Confidentiality Agreement.

Upon the Closing, the Confidentiality Agreement shall terminate effective as of the Closing as to the Properties assigned hereunder to Buyer. After the Closing each Seller shall hold confidential and not disclose without the prior written consent of Buyer any information regarding the Properties assigned to Buyer hereunder that had been kept confidential by such Seller before the Closing; provided that a Seller may disclose any information (a) to the extent required by Law or the rules or regulations of any stock exchange, (b) to any consultant, accountant, agent or actual or potential partner, lender, insurer, investor or purchaser or all or substantially all of the assets or ownership interests of such Seller or (c) with respect to any Property in which such Seller retains an interest. This confidentiality obligation for each Seller with respect to any information shall expire upon the earliest of (A) when such information becomes publicly available other than by disclosure by such Seller, (B) when such Seller obtains the same information from a Third Person not subject to any confidentiality obligation to Buyer or (C) one year after the Closing.

8.05	Transfer of Operatorship and of Properties.

(a) Except as prohibited by Law or applicable agreements, Buyer shall, upon and after the Closing, assume operatorship of all Assets (or portions thereof) operated by a Seller (or its designee) at the Effective Time. Sellers shall use commercially reasonable efforts (which efforts shall not require any Seller to incur any monetary or non-monetary obligations) to assist and cooperate with Buyer in connection with Buyer’s efforts to secure operatorship of such Assets. As promptly as practicable, Buyer shall file with all pertinent Governmental Authorities all pertinent change-of-operatorship forms and similar applications and instruments.

(b) The Parties acknowledge and agree that the Assumed Obligations are real obligations and run with the land and with each subsequent Transfer of the Properties (or any portions thereof). The Parties understand and agree that neither any such Transfer nor any delegation of any or all portions of the Assumed Obligations or Buyer’s other obligations hereunder with respect to a Seller shall relieve or release buyer (or any successor or assign) of any of the Assumed Obligations or Buyer’s other obligations hereunder with respect to such Seller unless Buyer (or any successor or assign) is expressly relieved or released thereof in writing by such Seller in its sole absolute discretion.

8.06	Revenues.

All proceeds, revenues, credits, refunds, deposits, accounts receivable, monies and other items attributable to, or arising out of the ownership, operation or use of, (1) the Properties before the Effective Time or (2) the Excluded Assets shall belong to the applicable Seller(s), no matter when received, except to the extent an adjustment to the Purchase Price has been made with respect thereto. Upon and after the Closing, all proceeds, revenues, credits, refunds, deposits, accounts receivable, monies and other items attributable to, or arising out of the ownership, operation or use of, the Properties at or after the Effective Time shall belong to Buyer, except to the extent an adjustment to the Purchase Price has been made with respect thereto. If after the Closing a Party obtains monies that, under the terms of this Section 8.06, belong to another Party and with respect to which no adjustment to the Purchase Price has been made, the same shall immediately be credited or paid over to the proper Party.

8.07	Offset.

(a) If a Seller is owed monies hereunder, such Seller shall have the right (in addition to all other rights hereunder, at Law or otherwise) to withhold and offset any amount payable to Buyer under this Agreement or any other agreement between Buyer and such Seller, but only to the extent of such liability.

(b) If Buyer is owed monies hereunder by a Seller, Buyer shall have the right (in addition to all other rights hereunder, at Law or otherwise) to withhold and offset any amount payable to such Seller under this Agreement or any other agreement between Buyer and such Seller, but only to the extent of such liability.

8.08	Tax Matters.

(a) Subject to subsection (e) below, each Seller shall be responsible for, and shall pay or cause to be paid when due, all Taxes related to or arising out of the ownership, operation or use of the Properties before the Effective Time.

(b) Subject to subsections (c) and (e) below, Buyer shall be responsible for, and shall pay or cause to be paid when due, all Taxes related to or arising out of the ownership, operation or use of the Properties at or after the Effective Time;

(c) Each Seller bear all income Taxes arising as a result of its gain, if any, recognized on the transfer hereunder of its Properties.

(d) Buyer shall be solely responsible for, and shall pay or cause to be paid when due, all transfer, sales, use or similar Taxes resulting from or associated with the transactions contemplated under this Agreement.

(e) Ad valorem and other property Taxes due with respect of the Properties for the tax period covering the Effective Time shall be prorated between Buyer and the applicable Seller(s) as of the Effective Time.

(1) To the extent that any Seller pays or has paid any such Taxes, Buyer shall reimburse such Seller for the portion of such Taxes that is attributable to the period at or after the Effective Time.

(2) Buyer shall be responsible for, and pay or cause to be paid before delinquency, all such Taxes not paid before the Closing. Within ten (10) Business Days after receipt of Buyer’s written notice with supporting documentation of Buyer’s payment of such Taxes, the applicable Seller(s) will reimburse Buyer for the portion of such Taxes that is attributable to the period before the Effective Time.

(f) The Party responsible for a particular Tax shall be entitled to all deductions, credits and refunds pertaining to such Tax, no matter when received.

8.09	Suspense Accounts.

Within thirty (30) days after the Closing, each Seller shall deliver to Buyer the following items (collectively, the “Suspense Accounts”): (1) the suspense accounts identified on Exhibit F maintained by or on behalf of such Seller that are owing to another Person and into which have been placed mineral or other proceeds from or attributable to any or all portions of the Property Instruments, ROWs, Lands, Wells, Units or Contracts (whether pertaining to a period of time before, at or after the Effective Time) as a result of title or ownership uncertainty, lack of adequate payor information, the possibility of refund to a purchaser of prior production or any other matter for which mineral or other proceeds are customarily suspended in the ordinary course of business; and (2) all proceeds, accounts payable and accounts receivable related to any account described in item (1) above.

8.10	Sellers’ Retention of Liabilities and Indemnification.

(a) Upon and after the Closing and subject to Sections 8.11-8.14, each Seller shall indemnify, defend and hold harmless Buyer and its Related Persons from and against all Losses asserted against, resulting from, imposed upon or incurred by Buyer or any of its Related Persons as a result of or arising out of (1) the claims and litigation described on Exhibit I with respect to such Seller, (2) such Seller’s breach of Section 8.08, (3) any obligation assumed by such Seller under Section 5.03(e)(2) or (3), or (4) any and all Environmental Costs and Liabilities asserted against Buyer by a Third Person who is not a Related Person of Buyer arising out of any disposal or other release into the environment of any pollutant, contaminant, or hazardous or toxic material substance or waste, including NORM or asbestos, off-site of the Properties prior to the Effective Time.

(b) Upon and after the Closing and subject to subsection (d) below and also subject to Sections 5.07 and 8.11-8.14, each Seller shall also indemnify, defend and hold harmless Buyer and its Related Persons from and against all Losses asserted against, resulting from, imposed upon or incurred by Buyer or any of its Related Persons as a result of or arising out of any of the following with respect to which a written claim notice specifying in reasonable detail the specific nature of such Loss and the estimated amount of such Loss is received by such Seller from Buyer within twenty-four (24) months after the Effective Time: (1) the breach of any representations, warranties, covenants or agreements of such Seller in this Agreement, (2) claims for royalties (or other burdens on production) asserted by a Third Person against Buyer with respect to production attributable to such Seller’s Properties before the Effective Time or (3) Environmental Defects (not otherwise covered by Section 8.10(a)(3) as to any Property of such Seller asserted against Buyer by a Third Person who is not a Related Person of Buyer.

(c) Upon and after the Closing and subject to Sections 8.11-8.14, each Seller shall defend and indemnify Buyer (up to, but not exceeding, the net revenue interest for such Scheduled Property as listed on Exhibit J and for no more than the Allocated Value of such Scheduled Property) against the lawful claims of any Third Person claiming an interest in a Scheduled Property by, through or under such Seller (other than by, through or under any Assignment or Permitted Encumbrance), but not otherwise (the “Special Limited Warranty”).

(d) The matters with respect to which Sellers have agreed to indemnify, defend and hold harmless Buyer pursuant to Section 8.10(a), (b) and (c) are the “Retained Obligations”.

8.11	Buyer’s Assumption of Liabilities and Indemnification.

(a) The term “Assumed Obligations” means the obligations, duties, liabilities, costs and expenses (and all Losses of or against any Seller or any of their Related Persons) based on, related to or arising out of (in whole or in part in any way) any or all of the following (whether or not any clause below may overlap with any one or more other clauses below and whether any such obligation, duty, liability, cost, expense or Loss is currently asserted or unasserted, accrued or unaccrued, known or unknown or foreseen or unforeseen or is direct, indirect, contingent or otherwise), but in each case subject to and exclusive of the Retained Obligations:

(1) any and all Environmental Losses and Conditions accruing under, arising out of, related to or otherwise with respect to the ownership, operation, use or existence of any Property or Asset before, at or after the Effective Time;

(2) any and all Plugging and Abandonment obligations with respect to any or all of the Wells and associated Lands and Equipment, whether arising before, at or after the Effective Time;

(3) any and all Suspense Accounts to the extent of the amounts set forth in Exhibit F and paid by Sellers to Buyer in connection therewith;

(4) any gas imbalances attributable to any all of the Properties to the extent an adjustment to the Purchase Price has been made with respect thereto (including without limitation with respect to Taxes or royalties due or payable on the value of any such underproduced or overproduced gas);

(5) subject to the provisions of Section 8.08(e), all ad valorem and other property Taxes with respect to the Properties for any tax period that includes or is after the Effective Time;

(6) any fact or circumstance referenced in any Defect Notice, other than (A) any Title Defect that is subject to Section 5.03(d)(4) and (B) any Environmental Defect that is subject to Section 5.03(e)(2) or (3); and

(7) the ownership, operation, use or existence of (or any acts, omissions, events, injuries or Losses relating to) any or all portions of the Properties, at or after the Effective Time.

(b) Upon and after the Closing, Buyer shall assume all Assumed Obligations, WHETHER OR NOT CAUSED OR CONTRIBUTED IN WHOLE OR IN PART BY THE NEGLIGENCE, FAULT OR STRICT LIABILITY (WHETHER ACTIVE, PASSIVE, SOLE, SIMPLE, CONCURRENT, CONTINGENT OR OTHERWISE) OF ANY SELLER OR ANY OTHER PERSON, BUT EXCLUDING GROSS NEGLIGENCE AND WILFULL MISCONDUCT.

(c) Upon and after the Closing and subject to Sections 8.11-8.14, Buyer shall indemnify, defend and hold harmless each Seller and its Related Persons from and against any and all Losses asserted against, resulting from, imposed upon or incurred by a Seller or any of its Related Persons as a result of or arising out of (1) the breach of any representations, warranties, covenants or agreements of Buyer in this Agreement or (2) the Assumed Obligations, WHETHER OR NOT CAUSED OR CONTRIBUTED IN WHOLE OR IN PART BY THE NEGLIGENCE, FAULT OR STRICT LIABILITY (WHETHER ACTIVE, PASSIVE, SOLE, SIMPLE, CONCURRENT, CONTINGENT OR OTHERWISE) OF, ANY SELLER OR ANY OTHER PERSON, BUT EXCLUDING GROSS NEGLIGENCE AND WILFULL MISCONDUCT.

(d) With limiting its obligations as to Assumed Obligations, Buyer shall at Closing ratify all existing Participation Agreements and Operating Agreements applicable to any of the Properties. The Parties agree that, in the event of any conflict between any such pre-existing agreement on the one hand and any JOA to be executed at Closing on the other hand, the pre-existing agreement shall control.

8.12	Procedures for Claims.

The following provisions shall apply for Buyer to assert a claim under or arising out of this Agreement or any Assignment (whether for protection, indemnity, defense, warranty, breach of this Agreement or otherwise) (a “Claim”) against a Seller, for a Seller to assert a Claim under or arising out of this Agreement or any Assignment (whether for protection, indemnity, defense, warranty, breach of this Agreement or otherwise) against Buyer and for a Related Person of a Party to assert a Claim under or arising out of this Agreement or any Assignment for protection, indemnity or defense.

(a) The term “Claimant” refers to the Party seeking to assert a Claim (or, if the Person seeking to assert a Claim is not a Party, then the term “Claimant” refers both to such Person and to the Party with respect to whom such Person is a Related Person). The term “Respondent” refers to the Party against whom the Claimant is seeking to assert a Claim.

(b) Any Claim of a Related Person of a Party must be brought and administered solely by the Party with respect to whom it is a Related Person. A Related Person of a Party shall have no rights under this Agreement against the Respondent except as the Party with respect to whom it is a Related Person may exercise on its behalf pursuant to this Section; thus, the Respondent shall have no liability under this Agreement to any such Related Person if the Party with respect to whom such Related Person is a Related Person elects not to exercise a Claim under this Section on behalf of such Related Person. A Party may elect, in its sole discretion, to exercise or not to exercise any Claim under this Section on behalf of any of its Related Persons and shall have no liability to any such Related Person for any action or inaction under this Agreement.

(c) To assert a Claim, the Claimant must give to the Respondent a written notice (a “Claim Notice”) that includes the specific details of the Claim and the specific basis under this Agreement for the Claim. Without limiting any other rights and obligations hereunder but subject to subsection (e) below and Sections 8.13 and 8.14, a Claimant shall be entitled to recover from the Respondent all costs and expenses (including without limitation attorneys fees, expert fees and costs of investigation) incurred, after the giving of a Claim Notice, to enforce a Claim against the Respondent.

(d) In the event that the Claim is based upon a claim by a Third Person against the Claimant or any of its Related Persons (a “Third Person Claim”), the following provisions shall also apply:

(1) The Claimant shall submit its Claim Notice promptly after the Claimant has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served or otherwise received with respect to the Third Person Claim. Nonetheless, the failure of the Claimant to give notice of a Third Person Claim as required by this Section 8.12(d) shall not relieve the Respondent of its defense and indemnity obligations hereunder except to the extent such failure materially prejudices the Respondent’s ability to defend effectively against the Third Person Claim.

(2) The Respondent shall notify the Claimant within ten (10) Business Days after the Respondent’s receipt of the Claim Notice whether the Respondent admits or denies its obligation to indemnify and defend the Claimant (or, as applicable, its Related Person(s)) against the Third Person Claim. If the Respondent does not notify the Claimant within such ten (10) Business Day period whether the Respondent admits or denies its obligation, the Claims for which the Claimant is seeking indemnity and defense shall be conclusively deemed an obligation of the Respondent hereunder. Before and during such ten (10) Business Day period, the Claimant is authorized to file any paper (and take any action) that it shall deem necessary or appropriate to protect its interests.

(3) If the Respondent admits, or is deemed to have admitted, its obligation, it shall defend diligently, at its sole cost and expense, the Third Person Claim and shall have full control of such defense and proceedings, including without limitation any compromise or settlement thereof. If requested by the Respondent, the Claimant shall cooperate with any actions reasonably necessary to contest any Third Person Claim that the Respondent elects to contest (provided, however, that no Claimant shall be required to bring any counterclaim or cross-complaint against any Person). A Claimant may at its sole cost and expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Respondent. Without the written consent of the Claimant, the Respondent shall not settle any Third Person Claim against a Claimant or consent to the entry of any judgment with respect thereto that (1) does not result in a final resolution of the Claimant’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Claimant), (2) imposes on the Claimant any material non-financial obligation, (3) imposes on the Claimant any financial obligation outside the scope of the Respondent’s indemnity obligations under this Agreement or (4) imposes on the Claimant a financial obligation that the Respondent does not immediately satisfy.

(4) If the Respondent does not admit its obligation, then the Claimant shall have the right to defend against the Third Person Claim at the sole cost and expense of the Respondent, with counsel of the Claimant’s choosing, subject to the right of the Respondent to admit its obligation and assume the defense of the Third Person Claim at any time before settlement or final determination thereof. If the Respondent has not yet admitted its obligation for indemnity and defense with respect to a Third Person Claim, the Claimant shall send written notice to the Respondent of any proposed settlement and the Respondent shall have the option for five (5) Business Days following receipt of such notice to (1) admit in writing its obligation for indemnity and defense with respect to such Third Person Claim and (2) if its obligation is so admitted, assume the defense of the Third Person Claim, including without limitation the power to reject the proposed settlement. If the Claimant settles any Third Person Claim over the objection of the Respondent after the Respondent has timely admitted its obligation in writing and assumed the defense of the Third Person Claim, the Claimant shall be deemed to have waived any right to indemnity therefor.

(5) If the Respondent admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Claimant shall have the right to defend against the Third Person Claim at the sole cost and expense of the Respondent, with counsel of the Claimant’s choosing.

8.13	Limitation of Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL SELLERS PROTECT, INDEMNIFY OR DEFEND BUYER OR ANY RELATED PERSON OF BUYER, OR BE OTHERWISE LIABLE IN ANY WAY WHATSOEVER TO BUYER OR ANY OTHER PERSON, (1) FOR ANY LOSSES WITH RESPECT TO A PROPERTY IN EXCESS OF AN AMOUNT EQUAL TO THE ALLOCATED VALUE FOR SUCH PROPERTY OR (2) FOR ANY LOSSES WHATSOEVER IN EXCESS OF AN AMOUNT EQUAL TO THE ADJUSTED PURCHASE PRICE.

(b) SUBJECT ONLY TO SECTION 8.13(C), NO PARTY SHALL BE LIABLE TO ANOTHER PARTY OR ANY RELATED PERSON OF SUCH OTHER PARTY FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGE OF ANY KIND OR NATURE (UNDER ANY THEORY OF TORT, CONTRACT, EQUITY, INDEMNITY OR OTHERWISE), AND EACH PARTY EXPRESSLY RELEASES EACH OTHER PARTY THEREFROM.

(c) The limitations and release in Section 8.13(b) shall not apply to preclude recovery for any Loss of such nature that is asserted against a Party by a Third Person.

8.14	Survival of Representations, Warranties and Obligations.

(a) THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 3.01 AND 3.02 SHALL TERMINATE TWENTY-FOUR (24) MONTHS AFTER THE EFFECTIVE TIME, EXCEPT TO THE EXTENT THAT A CLAIM HAS BEEN MADE WITH RESPECT THERETO PRIOR TO SUCH DATE.

(b) A CLAIM AGAINST A SELLER FOR BREACH OF ANY COVENANT, AGREEMENT OR OBLIGATION UNDER SECTION 4.01, 5.06, 5.08, 8.05(A), 8.10(B) OR 8.10(C) OR FOR PROTECTION, INDEMNITY OR DEFENSE WITH RESPECT TO ANY SUCH PROVISION SHALL NOT BE VALID OR ENFORCEABLE IF SUCH SELLER DOES NOT RECEIVE A PROPER CLAIM NOTICE FOR SUCH CLAIM WITHIN TWENTY-FOUR (24) MONTHS AFTER THE EFFECTIVE DATE.

(c) All remaining representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the Closing indefinitely.

(d) The Parties have made and make no representations or warranties except those expressly set forth in this Agreement.

ARTICLE IX. MISCELLANEOUS

9.01	Notices.

All notices and other communications required, permitted or desired to be given under this Agreement must be in writing and sent to the appropriate addresses below by (a) pre-paid U.S. registered or certified mail, (b) hand delivery or (c) facsimile (telecopier) transmission.

Any such notice or communication shall be deemed given and received effective solely upon actual receipt by the addressee; nonetheless, if such date is not a Business Day, then such notice or communication shall be deemed given and received on the next date that is a Business Day.

If to any Seller(s):	c/o Castex Energy, Inc.
333 North Sam Houston Parkway East, Suite 1060
Houston, Texas 77060
Telephone: 281-447-8601
Fax: 281-447-1009
Attention: James W. Carrington, Jr.

with a copy to:	C. Peck Hayne Jr. and Cynthia A. Nicholson
Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P.
201 St. Charles Avenue, 40th Floor
New Orleans, Louisiana 70170-4000
Telephone: 504-582-1111
Fax: 504-582-1121

If to Buyer:	Energy XXI Gulf Coast, Inc.
1021 Main, Suite 2626
Houston, Texas 77002
Telephone: 713-351-3000
Fax: 713-351-3300
Attention: J. Granger Anderson III

A Party may, by written notice delivered in accordance with this Section 9.01, change the address or individual to which delivery shall thereafter be made.

9.02	Entire Agreement.

This Agreement (along with the Confidentiality Agreement and the Site Access Agreement) constitutes the entire understanding between the Parties with respect to the Assets and Assumed Obligations, the purchase and sale of the Properties and the subject matter of this Agreement and supersedes all prior or contemporaneous negotiations, discussions, correspondence, offering materials, maps, agreements and understandings (whether written, oral or otherwise) with respect thereto.

9.03	Table of Contents/Headings.

The headings of the articles, sections and subsections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any provision of this Agreement.

9.04	Exhibits.

All Exhibits attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. In the event of any conflict between any provision in any Exhibit and any provision in the body of this Agreement, the provision in the body of this Agreement shall control.

9.05	Governing Law.

THIS AGREEMENT, EACH ASSIGNMENT, ALL OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES, ANY DISPUTES ARISING OUT OF THIS AGREEMENT AND ANY LOSSES BASED ON, RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY PROPERTY OR ANY ASSET SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCLUDING ITS CONFLICT-OF-LAWS PROVISIONS.

9.06	No Partnership Created.

It is not the purpose or intent of the Parties to create (and this Agreement shall not be construed as creating) a joint venture, partnership or any type of association. Buyer is not authorized to act as agent or principal for any Seller with respect to any matter related hereto, and no Seller is authorized to act as agent or principal for Buyer with respect to any matter related hereto.

9.07	Severance of Invalid Provisions.

In case of a conflict between the provisions of this Agreement and the provisions of any applicable Laws, the provisions of the Laws shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future Law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity.

9.08	Conspicuousness of Provisions.

The Parties acknowledge and agree that the provisions in this Agreement or in any Assignment that appear in bold or in CAPITAL LETTERS or BOTH satisfy the requirement of any applicable express negligence rule and any other requirement of Law that provisions contained in a contract be conspicuously marked or highlighted. Nonetheless, by such acknowledgment, no Party concedes that any other provision is not conspicuous.

9.09	No Construction against the Drafter.

Each Party acknowledges and agrees that it has had an adequate opportunity to review each and every provision of this Agreement and to submit same to its own, independent counsel and other consultants for review and comment and that the Parties jointly drafted this Agreement. No provision of this Agreement or in any Assignment shall be construed more strictly against one Party than another Party by reason that one or another Party proposed, drafted or modified such provision or any other existing or proposed provision.

9.10	Amendments.

This Agreement may be amended or modified only by an instrument in writing designated as an amendment or modification and executed by Buyer and Sellers. Except as otherwise provided herein, any obligation under this Agreement may be waived only by a written instrument designated as a waiver and executed by the Party to whom the obligation was owed.

9.11	Waiver.

(a) The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy.

(b) Each Party acknowledges that it has read and understands the terms of this Agreement, and the other agreements and instruments executed and delivered at the Closing, and has had the opportunity to consult with legal, tax, accounting, engineering and scientific counsel and advisers of its choice concerning the meaning and effect thereof. No Party has relied upon any other Party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

9.12	Announcements.

Except as may be required by applicable Laws or the applicable rules or regulations of any Governmental Authority or stock exchange, (a) neither Buyer nor a Seller shall issue, without the prior written consent of all Parties, any press release or formal public announcement concerning this Agreement or any transaction contemplated hereby and (b) before the Closing, Buyer shall not disclose the identity of a Seller without the prior written consent of Castex Inc.

9.13	Parties in Interest.

(a) This Agreement shall be binding upon each Seller, Buyer and their respective successors and assigns. This Agreement shall inure solely to the benefit of each Seller and its successors and assigns and Buyer and its permitted successors and assigns (and, solely to the extent expressly provided for in this Agreement and subject to Section 8.12(b) and all other limitations herein, the other Related Persons or a Buyer or of a Seller). Nothing contained in this Agreement, express or implied, is intended to confer upon any other Person any benefits, rights or remedies.

(b) Before or at Closing, neither Buyer nor any successor or assign of Buyer shall Transfer to any other Person without the prior written consent of Sellers any right, title or interest in or to any portion of this Agreement, the Confidentiality Agreement, the Site Visit Agreement or any Property.

(c) The representations, warranties, and obligations of each Seller shall be several or individual and shall not be or be deemed to be joint or solidary with any other Seller. Sellers shall, however, act collectively through Castex Inc. for all purposes of this Agreement (provided, however, that where a Seller is a Claimant under Section 8.10, such Seller may act either on its own behalf or, if Castex Inc. concurs, through Castex Inc.). Each Seller (other than Castex Inc.) hereby authorizes Castex Inc. to give and receive any notice, and to take any action and make any election, hereunder on behalf of such Seller. No Seller shall have the right to act in any manner contrary to the action taken by Castex Inc. on behalf of such Seller.

9.14	Waiver of Consumer Rights.

AS PARTIAL CONSIDERATION FOR THE PARTIES AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THOSE PROVISIONS, IF ANY, OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, TEXAS BUSINESS AND COMMERCE CODE ARTICLE 17.41 ET SEQ., OR THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW, LOUISIANA REVISED STATUTE 51:1401 ET SEQ. (OR ANY SIMILAR LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION) THAT APPLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY BE WAIVED BY THE PARTIES. IT IS NOT THE INTENT OF THE PARTIES TO WAIVE, AND THE PARTIES SHALL NOT WAIVE, ANY APPLICABLE PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION (INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT) AND, AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, VOLUNTARILY CONSENTS TO THIS WAIVER AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

9.15	Expenses of Sale.

Except as otherwise specifically provided herein, each Party shall pay its own expenses (including without limitation the fees and expenses of their respective agents, brokers, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

9.16	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

ARTICLE X. DEFINITIONS

10.01	Use of terms.

Unless expressly otherwise provided elsewhere in this Agreement, (a) all defined terms have the meanings set forth or otherwise referenced in Section 10.02 and include the singular and plural and the masculine, feminine and neuter; (b) references in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine or neuter, singular or plural, individuals, partnerships, limited liability companies, corporations or other Persons; (c) all references herein to Articles refer to articles in this Agreement; (d) all references herein to Sections refer to sections in this Agreement; (e) all references herein to Exhibits refer to exhibits attached to this Agreement; and (f) the terms “hereby”, “herein” and “hereunder” as used in this Agreement refer to the entirety of this Agreement.

10.02	Definitions.

“Additional Interest” has the meaning in Section 5.04(a).

“Adjusted Purchase Price” has the meaning in Section 2.03.

“Agreement” has the meaning in the preamble to this Agreement.

“Allocated Value” has the meaning in Section 2.02.

“Applicable Percentage” has the meaning in Exhibit U to this Agreement.

“Assets” has the meaning in Section 1.02.

“Assignment” has the meaning in Section 7.04(a)(1).

“Assumed Obligations” has the meaning provided in Section 8.11(a).

“Browning” has the meaning in Exhibit V to this Agreement.

“Business Day(s)” means each calendar day except Saturdays, Sundays and federal legal holidays.

“Buyer” has the meaning in the preamble to this Agreement.

“Castex 1995” has the meaning in Exhibit V to this Agreement.

“Castex Inc.” has the meaning in Exhibit V to this Agreement.

“Casualty Loss” means any material damage or destruction to any Scheduled Property during the Interim Period by fire, blowout or other casualty or any actual or threatened taking of any Scheduled Property during the Interim Period by condemnation or the right of eminent domain.

“Claim” has the meaning in Section 8.12.

“Claimant” has the meaning in Section 8.12(a).

“Claim Notice” has the meaning in Section 8.12(c).

“Closing” has the meaning in Section 7.01.

“Closing Amount” has the meaning in Section 2.05.

“Closing Date” has the meaning in Section 7.01.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 3, 2006 by and between Castex Inc. and Buyer.

“Consent” has the meaning in Section 5.03(a).

“Contracts” has the meaning in Section 1.02(g).

“Defect” has the meaning in Section 5.03(a).

“Defect Deadline” has the meaning in Section 5.03(b).

“Defect Deduction” has the meaning in Section 5.03(d)(4).

“Defect Notice” has the meaning in Section 5.03(b).

“Deposit” has the meaning in Section 2.01(b).

“Downward Defect Adjustment” has the meaning in Section 5.03(d)(2).

“Effective Time” has the meaning in Section 1.01.

“Environmental Defect” with respect to a Property means any or any Environmental Losses and Conditions (other than any Plugging and Abandonment obligations assumed by Buyer or any other restoration obligations under applicable Third Person agreements) arising before the Effective Time with respect to such Property.

“Environmental Losses and Conditions” means (1) any or all Losses based on, related to or arising out of (in whole or in part in any way) (a) pollution of, damage to or remediation of the soil, ground water or air, (b) liabilities arising out of underground injection activities or waste disposal, (c) violations of or liabilities based on, related to or arising out of (in whole or in part in any way) any Environmental Law, (d) NORM or asbestos, (e) hazardous or toxic materials, (f) environmental defects, (g) Plugging and Abandonment of any well, unit or other movable or immovable property or (h) personal injury or property damage; and (2) any and all conditions that cause any Asset or other property to be in violation of either any Environmental Laws or any Plugging and Abandonment obligations or other restoration obligations under applicable Third Person agreements (including without limitation conditions with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that are subject to remediation under Environmental Laws in effect as of the Effective Time or thereafter).

“Environmental Law” means any and all Laws (as previously amended, currently existing and as may hereafter be amended, modified, enacted or added) that relate to (a) pollution or environmental damage or defects, (b) the clean up or remediation of pollution, environmental damage or damage, waste disposal, well sites or oil and gas facilities, (c) the protection of the environment or of human health or safety or (d) the Plugging and Abandonment of any well, unit or other movable or immovable property. Environmental Laws include without limitation the Louisiana Environmental Quality Act as amended, Louisiana Revised Statutes title 30 chapter 1 as amended, Louisiana Civil Code article 2315.3 and the following federal acts, as amended, as well as any similar Laws under Louisiana state Law or otherwise: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Hazardous and the Solid Waste Amendments Act of 1984, the Hazardous Materials

Transportation Act, the National Environmental Policy Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act of 1986 and the Toxic Substances Control Act.

“Equipment” has the meaning in Section 1.02(e).

“Excluded Assets” has the meaning in Section 1.03.

“Execution Date” has the meaning in the preamble to the Agreement.

“Exploration Agreement” has the meaning in Section 7.04(a)(7).

“Field” has the meaning in the whereas clause.

“Final Settlement Date” has the meaning in Section 2.06(c).

“Final Settlement Statement” has the meaning in Section 2.06(a).

“Flare” has the meaning in Exhibit V to this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, parish, local, municipal, foreign or other (a) government or political subdivision; (b) governmental or quasi-governmental authority of any nature (including without limitation any governmental, regulatory or administrative agency, authority, branch, commission, commissioner, department, entity or official, any tribal authority and any court or other tribunal); or (c) body or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hydrocarbons” means and includes oil, gas well gas, casinghead gas, condensate, natural gas liquids and other hydrocarbons and all other substances produced with any of the foregoing as well as any components and by-products of any of the foregoing and shall also any other minerals of every kind and character that may exist on, under or within, or that may be covered by or included in, the Properties.

“Imbalance Price” has the meaning in Section 2.04(a).

“Interim Period” has the meaning in Section 4.01(a).

“J&S” has the meaning in Exhibit V to this Agreement.

“JOA” has the meaning in Section 7.04(a)(5).

“Kitty Hawk” has the meaning in Exhibit V to this Agreement.

“Knowledge” means (1) with respect to Castex Inc., Castex 1995 and Rabbit, the actual knowledge of John R. Stoika, James W. Carrington, Jr. and any officer of Castex Inc.; (2) with respect to a Seller who is a partnership (other than Castex 1995 or Rabbit), the actual knowledge of the current officers of the general partner of such Seller with supervisory responsibility with respect to the Property; (3) with respect to any other Seller (other than Castex Inc.), the actual knowledge of the current officers of such Seller with supervisory responsibility with respect to the Properties; and (4) with respect to Buyer, the actual knowledge of the current officers of Buyer.

“Lands” has the meaning in Section 1.02(d).

“Laws” means any law, constitution, statute, code, ordinance, rule, regulation, decree, requirement, order, judgment or judicial or administrative decision of any Governmental Authority (whether arising in law (statutory, common, admiralty, civil, judicial, administrative or otherwise), equity or otherwise) and the terms of any license or permit issued by any Governmental Authority.

“Losses” means all losses, debts, demands, disputes, suits, actions, proceedings, investigations, arbitrations, liabilities, obligations, payments, claims, causes of action, offsets, adjustments, indemnities, contributions, awards, settlements, judgments, injuries, damages, costs and expenses (including without limitation attorneys’ fees, experts’ fees, court or arbitration costs and costs of investigation), whether based on, related to or arising out of (in whole or in part in any way) tort, contract, quasi-contract, strict liability, unseaworthiness of any vessel, misrepresentation, equity, indemnity, contribution, violation or operation of any Law or any other cause whatsoever.

“Material Adverse Effect” means any actual or prospective change, development or effect (individually or in the aggregate) that (a) has or could reasonably be expected to have (as the context requires) a material and adverse effect on the condition or operation of the Properties and (b) has the effect of reducing the value of the Properties by an amount that is equal to or greater than the designated percentage of the applicable Seller making the relevant representation and warranty of Five Million United States Dollars $5,000,000.00. For purposes of determining each Seller’s designated percentage of the $5,000,000.00 only, the designated percentage of a Seller shall be the sum of the unadjusted Allocated Value of its ownership interest in each Property divided by the unadjusted Purchase Price.”

“NORM” means naturally occurring radioactive material (including without limitation as such material may be enhanced or altered through human activity).

“Party” means Buyer or a Seller, and their respective successors and assigns.

“Person” means any natural person, corporation, partnership, limited liability company, organization, trust, estate or succession, any Governmental Authority or any other legal or juridical entity or person in any capacity.

“Permitted Encumbrances” has the meaning in Section 5.01.

“Plugging and Abandonment,” “Plug and Abandon” and their derivatives refer (a) with respect to a well, the plugging (and as necessary replugging) and abandonment of the well, the salvage and removal of all associated well collars, well structures, platforms, tank batteries, compressors, injectors equipment and other movable property (whether drilled or placed on the Lands before or after the Effective Time), the removal, flushing and capping of all associated flowlines, gathering lines and field transmission lines, the salvage and removal of platforms, equipment and underwater or underground obstructions, the closure, filling-in and remediation of all associated wellsites, pits and canals, the disposal of all related waste material (including without limitation any salt or Hydrocarbon residue, NORM, asbestos and hazardous or toxic materials) and the restoration of the associated surface, subsurface, wetlands, marshes and water bottoms to the extent required by Environmental Laws and (b) with respect to any land (including without limitations water bottoms), unit or other property, the Plugging and Abandonment (within the meaning of clause (a) above) of all wells on, under or associated with such land, unit or other property, the removal flushing and capping of all flowlines, gathering lined and field transmission lines across or associated with such land, unit or other property, the salvage and removal of platforms, equipment and underwater or underground obstructions, the closure and remediation of all wellsites, pits and canals on, under or associated with such land, unit or property, the disposal of all waste materials (including without limitation any salt residue, NORM, asbestos, and hazardous or toxic materials) on, under or associated with such land, unit or other property and the restoration of all surface, subsurface, wetlands, marshes and water bottoms on, under or associated with such land, unit or other property. To constitute “Plugging and Abandonment” within the scope of this definition, all such operations must be done in accordance with applicable Laws and the terms and conditions of all applicable permits and Contracts and to the satisfaction of Sellers, all applicable Governmental Authorities and all applicable landowners.

“Preferential Rights” has the meaning in Section 3.02(q).

“Preferential Right Notice” has the meaning in Section 5.05.

“Preliminary Settlement Statement” has the meaning in Section 2.05.

“Property” and “Properties” have the meanings in Section 1.02. These terms do not include any right, title or interest in, to, under or derived from any Excluded Asset.

“Property Instruments” has the meaning in Section 1.02(a).

“Purchase Price” has the meaning in Section 2.01(a).

“Rabbit” has the meaning in Exhibit V to this Agreement.

“Records” has the meaning in Section 1.02(j).

“Related Person” with respect to the Person specified means (a) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or a Person described in clause (b); and (b) any director, officer, employee, trustee, member, shareholder, partner, spouse, representative, insurer, agent, attorney, consultant, subcontractor, contractor, invitee, nominee, successor or assignee (or only with respect to a Seller as the Person specified, any predecessor-in-interest) of the person specified or of a Person described in clause (a). For Purposes of this definition, the term “controls or is controlled by or is under common control with” refers to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Respondent” has the meaning in Section 8.12(a).

“Retained Obligations” has the meaning in Section 8.10(d).

“ROWs” has the meaning in Section 1.02(b).

“Scheduled Property” has the meaning in Section 2.02.

“Seller” and “Sellers” have the meanings in the preamble to this Agreement.

“Site Access Agreement” means that certain Site Access and Indemnity Agreement dated June 1, 2006 (as may be amended) by and between Castex Inc. and Buyer.

“Special Limited Warranty” has the meaning in Section 8.10(c).

“Suspense Accounts” has the meaning in Section 8.09.

“Taxes” means all federal, state, parish, local and foreign taxes, assessments, fees and charges imposed by any taxing authority (including without limitation income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding and similar taxes and any other taxes, assessments, fees or charges) as well as any interest, penalties or additional amounts that may be imposed with respect thereto.

“Third Person” means any Person other than Sellers and Buyer (or their respective successors and assigns hereunder).

“Third Person Claim” has the meaning in Section 8.12(d).

“Title Defect” has the meaning in Section 5.03(a).

“Transfer” means assign, sell, donate, bequeath, alienate, lease, sublease, farmout, convey, mortgage, encumber or otherwise voluntarily or involuntarily transfer or dispose of in any manner in whole or in part (whether in the form of a fee interest, a leasehold interest, a working interest, a carried interest, a royalty or overriding royalty interest, a net profits interest, a mortgage, lien, privilege or other security interest or otherwise) or conditionally or unconditionally commit to do any of the foregoing.

“Transition Agreement” has the meaning in Section 7.04(a)(6).

“Units” has the meaning in Section 1.02(b).

“Upward Adjustment” has the meaning in Section 5.04(a).

“Wells” has the meaning in Section 1.02(d).

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IN WITNESS WHEREOF, each of Buyer and Sellers has executed this Agreement in the presence of the two undersigned competent witnesses on the day and year first above written.

SELLERS:

CASTEX ENERGY 1995, L.P.		CASTEX ENERGY, INC.
By Castex Energy, Inc., its general partner

By:	/s/ John R. Stoika	By:	/s/ John R. Stoika
	John R. Stoika, President		John R. Stoika, President

RABBIT ISLAND, L.P. By Castex Energy, Inc., its General Partner		BROWNING OIL COMPANY, INC., FLARE RESOURCES INC., J&S OIL AND GAS, LLC, and KITTY HAWK ENERGY, L.L.C.,

By Castex Energy, Inc., their agent-in-fact

By:	/s/ John R. Stoika
John R. Stoika, President
		By:	/s/ John R. Stoika
John R. Stoika, President

BUYER:

ENERGY XXI GULF COAST, INC.

By:	/s/ John D. Schiller, Jr.
Name:	John D. Schiller, Jr
Title:	Chairman & CEO

WITNESSES TO ALL SIGNATURES ABOVE:

/s/ J. Granser Anderson III	/s/ James W. Carrington, Jr.
Name Printed: J. Granser Anderson Iii	Name Printed: James W. Carrington, Jr.

Acknowledgments

STATE OF TEXAS

COUNTY OF HARRIS

Before me, the undersigned Notary Public in and for the jurisdiction listed above, appeared John R. Stoika, who, upon being duly sworn by me, did state that he is the duly authorized President of Castex Energy, Inc., a Texas corporation that is general partner of Castex Energy 1995, L.P., a Texas limited partnership, and Rabbit Island, L.P., a Texas limited partnership, and did sign the foregoing instrument on behalf of both said corporation and each said partnership as the free act and deed of each such entity for the purpose and consideration therein stated.

GIVEN MY HAND AND SEAL OF OFFICE this 6th day of June 2006 in the aforesaid jurisdiction.

/s/ Robbie Van	[SEAL]
Notary Public in and for State of Texas	ROBBIE VAN
Full name printed:___________________________	NOTARY PUBLIC
Notarial commission number___________________	STATE OF TEXAS
My commission expires_______________________	EXPIRES
06-18-2008

STATE OF TEXAS

COUNTY OF HARRIS

Before me, the undersigned Notary Public in and for the jurisdiction listed above, appeared John R. Stoika, who, upon being duly sworn by me, did state that he is the duly authorized President of Castex Energy, Inc. (“CEI”), a Texas corporation that is agent and attorney-in-fact of Browning Oil Company, Inc., a Texas corporation; Flare Resources Inc., a Texas corporation; J&S Oil and Gas, LLC, a Texas limited liability company; and Kitty Hawk Energy, L.L.C., a Louisiana limited liability company, did sign the foregoing instrument as the free act and deed of each such entity for the purpose and consideration therein stated.

GIVEN MY HAND AND SEAL OF OFFICE this 6th day of June 2006 in the aforesaid jurisdiction.

/s/ Robbie Van	[SEAL]
Notary Public in and for State of Texas	ROBBIE VAN
Full name printed:___________________________	NOTARY PUBLIC
Notarial commission number___________________	STATE OF TEXAS
My commission expires_______________________	EXPIRES
06-18-2008

STATE OF TEXAS

COUNTY OF HARRIS

Before me, the undersigned Notary Public in and for the jurisdiction listed above, appeared John D. Schiller, Jr. (“Appearer”), who, upon being duly sworn by me, did state that Appearer is the duly authorized Chairman & CEO of Energy XXI Gulf Coast, Inc. a Delaware corporation and did sign the foregoing instrument on behalf of said corporation as the free act and deed of said corporation for the purpose and consideration therein stated.

GIVEN MY HAND AND SEAL OF OFFICE this 6th day of June 2006 in the aforesaid jurisdiction.

/s/ Robbie Van	[SEAL]
Notary Public in and for State of Texas	ROBBIE VAN
Full name printed:___________________________	NOTARY PUBLIC
Notarial commission number___________________	STATE OF TEXAS
My commission expires_______________________	EXPIRES
06-18-2008